     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 30, 2001



                                                      REGISTRATION NO. 333-57920

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             ICX ELECTRONICS, INC.
          (NAME OF SMALL BUSINESS ISSUER AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             5065                            33-0955447
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

             400 CAMINO DE ESTRELLA, SAN CLEMENTE, CALIFORNIA 92672
                                 (949) 248-7300
(ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL PLACE
                                  OF BUSINESS)

                                 GARY E. LOTZER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             ICX ELECTRONICS, INC.
                             400 CAMINO DE ESTRELLA
                         SAN CLEMENTE, CALIFORNIA 92672
                                 (949) 248-7300
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   COPIES TO:

              JEFFREY B. COYNE, ESQ.                              THOMAS J. POLETTI, ESQ.
              THONG (TOM) D. LE, ESQ.                             MELISSA K. STACK, ESQ.
       STRADLING YOCCA CARLSON & RAUTH, P.C.                    KIRKPATRICK & LOCKHART LLP
             660 NEWPORT CENTER DRIVE                          10100 SANTA MONICA BOULEVARD
                    SUITE 1600                                         SEVENTH FLOOR
          NEWPORT BEACH, CALIFORNIA 92660                      LOS ANGELES, CALIFORNIA 90067
             TELEPHONE: (949) 725-4000                           TELEPHONE: (310) 552-5000
             FACSIMILE: (949) 725-4100                           FACSIMILE: (310) 552-5001

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED MARCH   , 2001

                                                 Shares

                             [ICX ELECTRONICS LOGO]

                             ICX ELECTRONICS, INC.

                                  Common Stock

                           -------------------------

     We are offering                shares of our common stock. Prior to this
offering, there has been no public market for our common stock. We anticipate
that the initial public offering will be between $          and $     per share.

     We intend to apply to list our common stock on the American Stock Exchange under the symbol "ICX."

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                                                                       UNDERWRITING
                                                                       DISCOUNTS AND      PROCEEDS TO
                                                    PRICE TO PUBLIC     COMMISSIONS     ICX ELECTRONICS
                                                    ---------------    -------------    ---------------
Per Share.........................................      $                 $                 $
Total.............................................      $                 $                 $

     We have granted the underwriters an option to purchase
additional shares to cover over-allotments, if any. Delivery of the shares of
common stock will be made on or about                     , 2001.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             WESTPARK CAPITAL, INC.

           The date of this prospectus is                     , 2001.

                       [INSIDE FRONT COVER OF PROSPECTUS]












                            [ARTWORK TO BE INSERTED]

                               TABLE OF CONTENTS

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as to the date of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the common stock.


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    6
Information Regarding Forward-Looking Statements............   13
Use of Proceeds.............................................   14
Dividend Policy.............................................   14
Capitalization..............................................   15
Dilution....................................................   17
Selected Consolidated Financial Data........................
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   19
Business....................................................   25
Management..................................................   33
Certain Relationships and Related Transactions..............   37
Security Ownership of Certain Beneficial Owners and
  Management................................................   40
Description of Capital Stock................................   41
Shares Eligible for Future Sale.............................   44
Underwriting................................................   46
Legal Matters...............................................   48
Experts.....................................................   48
How to Get Additional Information About Us..................   48
Index to Consolidated Financial Statements..................  F-1


     UNTIL             , 2001, 25 DAYS AFTER COMMENCEMENT OF THE OFFERING, ALL
DEALERS THAT BUY, SELL OR TRADE SHARES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before buying shares in this offering. To understand this offering fully, we urge you to read the entire prospectus carefully. The term "fiscal year" refers to the twelve month period ending on March 31 of each year.

                                ICX ELECTRONICS


     We operate an international exchange for electronic components. Our exchange utilizes our proprietary matching and search technology to automate the purchase and sale process and create an efficient open marketplace. We aggregate the available component inventories of our member component brokers and electronics manufacturers and match them automatically with component requests submitted by our customers. We currently have over 2,000 component suppliers, and our internally managed database currently contains over one million unique part numbers. Once matches are found, our exchange automatically notifies our suppliers and enables them to competitively quote with respect to the component. Once we determine the lowest quote, we submit a quote, with our profit margin added, to our customer. Once our customer accepts our quote, we purchase the components from our supplier, inspect them at our ISO 9002 certified facilities, and repackage and ship them to our customer, typically on the same day we receive them from the supplier.


     Our exchange is designed to address two important needs within the electronics manufacturing industry: critical shortage requirements procurement and the disposition of excess inventory. Critical shortage requirements procurement is the process by which electronics manufacturers acquire components on an unscheduled basis due to circumstances such as unexpected demand for electronic products, changes to product specifications and inaccurate information from component manufacturers. The disposition of excess inventory is the process by which electronics manufacturers sell excess component inventories that arise from circumstances such as cancellation of customer orders, overestimating component requirements and cancellation of production due to product obsolescence. Electronics manufacturers that are unable to fill critical component shortages may suffer production interruptions and financial losses, while those with excess component inventory may suffer financial losses resulting from inventory obsolescence.

     Component manufacturers and other primary distribution chain suppliers are often unable to supply the components required by electronics manufacturers on a timely basis. As a result, electronic manufacturers must frequently attempt to obtain components on the open market, which is comprised of a large number of independent brokers who buy and sell components. According to industry sources, the worldwide market for electronic components will exceed $440 billion in 2004, up from $220 billion in 1999.

     We believe that our exchange offers substantial advantages over conventional open market processes to buyers and sellers of components, including the following:

     - GREATER MARKET ACCESS. Electronics manufacturers typically have access to only a limited number of open market suppliers, comprising a relatively small portion of the open market. Our exchange provides these manufacturers with greater access to the open market, thereby increasing the likelihood of locating a buyer or seller for the component;

     - INCREASED EFFICIENCY. In conventional open market transactions, an electronics manufacturer must engage in a time consuming and labor intensive process of making repeated inquiries of multiple brokers. Our exchange increases the efficiency of the procurement or sales process by providing access to a large number of brokers or customers with a single contact; and

     - MORE EFFICIENT PRICING MECHANISMS. The lack of information regarding the availability and pricing of components on the open market often results in predatory pricing. Our exchange aggregates buyers and sellers and automates the competitive quoting process, thereby reducing the risk of arbitrary and opportunistic pricing.

                             CORPORATE INFORMATION

     Unless otherwise indicated, all references to "we," "us" and "our" refer to ICX Electronics, Inc. and our subsidiaries ICX Technologies, Inc., ICX Electronics Asia Pte Ltd. and ICX Electronics Europe Limited.

     We commenced our current business operations in April 1999. Our predecessor California corporation was incorporated in California in 1987 and changed its name to ICX Electronics.com in July 1999. We will effect a reincorporation in Delaware prior to the effective date of this offering by merging ICX Electronics.com with and into us. The information contained in this prospectus assumes the completion of the reincorporation. Our principal executive offices are located at 400 Camino de Estrella, San Clemente, California 92672, and our telephone number is (949) 248-7300. Our web site address is www.icxelectronics.com. Information contained in our web site does not constitute part of this prospectus.

                                  THE OFFERING

Common stock offered................                  shares

Common stock to be outstanding after
this offering.......................                  shares

Use of proceeds.....................     We intend to use the net proceeds from
                                         this offering to:

                                         - expand our international operations;

                                         - retire $1.7 million of our existing
                                           debt;

                                         - continue developing the application
                                           software that supports our exchange;

                                         - expand our United States sales and
                                           marketing activities; and

                                         - fund our working capital needs.

Proposed American Stock Exchange
symbol..............................     ICX

Risk Factors........................     Investing in shares of our common stock
                                         involves risks. See "Risk Factors" for
                                         a discussion of matters you should
                                         consider before investing in shares of
                                         our common stock.


     The total number of shares of common stock to be outstanding after this offering is based on the actual number of shares of common stock outstanding as of December 31, 2000 and reflects the issuance of 963,750 shares of common stock upon the automatic conversion upon the closing of this offering, which consists of (a) 310,750 shares of convertible preferred stock outstanding as of December 31, 2000, and (b) 403,000 shares of convertible preferred stock issued subsequent to December 31, 2000, and (c) 250,000 shares of convertible preferred stock which are to be issued upon the filing of the registration statement of which this prospectus is a part. The total number of shares to be outstanding after this offering excludes the following securities:



     - 470,475 shares of common stock issuable upon exercise of stock options outstanding as of December 31, 2000, at a weighted average exercise price of $1.17 per share, under our 1999 Stock Incentive Plan;


     - 21,316 shares of common stock issuable upon exercise of certain warrants to purchase common stock at a weighted average exercise price of $3.32 per share outstanding as of December 31, 2000;


     - 528,000 shares of common stock issuable upon exercise of certain warrants to purchase preferred stock at a weighted average exercise price of $2.42 per share currently outstanding which will automatically convert into warrants to purchase common stock upon the closing of this offering;


     - 494,525 additional shares of common stock reserved for future issuance under our 1999 Stock Incentive Plan; and

     - 250,000 additional shares of common stock reserved for future issuance under our Employee Stock Purchase Plan.

     Unless otherwise specifically stated, all information in this prospectus:

     - reflects the automatic conversion of all outstanding shares of convertible preferred stock into 963,750 shares of common stock;

     - assumes outstanding options and warrants to purchase shares of common stock have not been exercised; and

     - assumes the underwriters have not exercised their over-allotment option and the underwriters' representatives have not exercised the representatives' warrant, which is a five-year warrant to purchase shares of common stock at an exercise price equal to 120% of the initial public offering price, issuable to the representatives upon the closing of this offering.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table summarizes our consolidated financial results and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and Notes.

                                                                            NINE MONTHS ENDED
                                                       FISCAL YEAR             DECEMBER 31,
                                                          ENDED         --------------------------
                                                      MARCH 31, 2000       1999           2000
                                                      --------------    -----------    -----------
                                                                        (UNAUDITED)    (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net sales...........................................   $   809,500       $ 505,100     $ 5,417,400
Cost of sales.......................................       589,400         371,300       3,935,000
                                                       -----------       ---------     -----------
Gross profit........................................       220,100         133,800       1,482,400
Total operating expenses............................     1,064,400         716,500       3,072,400
Loss from operations................................      (844,300)       (582,700)     (1,590,000)
Other expense, net..................................       229,200         101,600         737,300
                                                       -----------       ---------     -----------
Net loss(a).........................................   $(1,073,500)      $(684,300)    $(2,327,300)
                                                       ===========       =========     ===========
Net loss attributable to common shareholders........   $(1,073,500)      $(684,300)    $(2,451,200)
                                                       ===========       =========     ===========
Basic and diluted net loss per share(b).............   $     (0.97)      $   (0.65)    $     (1.91)
                                                       ===========       =========     ===========
Shares used in computing basic and diluted net loss
  per share.........................................     1,107,900       1,046,300       1,285,700
                                                       ===========       =========     ===========

-------------------------
(a) Net loss for the nine months ended December 31, 2000 includes $1,070,800 of non-cash compensation and interest charges relating to the issuance of equity securities.

                                                                        DECEMBER 31, 2000
                                                            -----------------------------------------
                                                                                           PRO FORMA
                                          MARCH 31, 2000      ACTUAL        PRO FORMA     AS ADJUSTED
                                          --------------    -----------    -----------    -----------
                                                            (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...............    $   49,900      $      500     $1,098,500     $
Total current assets....................       284,100       1,217,500      2,315,500
Total assets............................       540,100       2,007,400      3,105,400
Borrowings on line of credit............       106,300       1,324,200      1,324,200             --
Total current liabilities...............     1,400,600       2,694,800      2,017,800
Total long-term liabilities.............        52,900          93,300         93,300
Total shareholders' equity (deficit)....      (913,400)       (808,800)       966,200

     The above table summarizes our balance sheet data as of March 31, 2000 on an actual basis, and our balance sheet data as of December 31, 2000:

     - on an actual basis;

     - on a pro forma basis to reflect the following:

       - the sale of 60,000 shares of Series C convertible preferred stock subsequent to December 31, 2000 at a purchase price of $5.00 per share;

       - the exercise of warrants to purchase an aggregate of 310,000 shares of our Series A convertible preferred stock at an exercise price of $1.00 per share by the surrender of promissory notes in the aggregate principal amount of $240,000, the cancellation of $22,000 in accrued interest and payment of $48,000 in cash in March 2001;

       - the conversion of promissory notes in the aggregate amount of $165,000 into an aggregate of 33,000 shares of our Series C convertible preferred stock; and

       - the mandatory exercise of a warrant to purchase 250,000 shares of our Series B convertible preferred stock at an exercise price of $4.00 per share upon the filing of the registration statement of which this prospectus is a part by the payment of $750,000 in cash and the surrender of a promissory note in the amount of $250,000;

       - the mandatory conversion of all outstanding shares of our convertible preferred stock into an aggregate of 963,750 shares of our common stock at the closing of this offering; and

  - on a pro forma as adjusted basis to reflect the sale of           shares of
    our common stock at an assumed initial public offering price of $     per
    share in this offering, less underwriting discounts and commissions.

                                  RISK FACTORS

     You should carefully consider the following risks before making any investment decision. As a result of any of the risks we encounter, our business, financial condition and results of operations would likely suffer. In that event, the trading price of our common stock could decline and you may lose all or some portion of your investment.

                         RISKS RELATED TO OUR BUSINESS

OUR AUDITORS HAVE EXPRESSED SUBSTANTIAL DOUBT AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN.

     Our independent certified public accountant's report on our financial statements at and for the year ended March 31, 2000 contains an explanatory paragraph indicating that we had recurring losses and negative cash flow from operations that raise substantial doubt about our ability to continue as a going concern. We cannot assure you that any independent certified public accountant's report on our future financial statements will not include a similar explanatory paragraph if we're unable to raise sufficient funds or generate sufficient cash from operations to cover the cost of our operations. The existence of the explanatory paragraph may adversely affect our relationship with prospective customers and suppliers and could harm our business.

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO EVALUATE OUR PROSPECTS.

     We began our current operations in April 1999. Prior to that time, our business was unrelated to the procurement and sale of electronic components. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the early stage of development. We may not be able to successfully:

     - establish broad market acceptance of our exchange;

     - attract, retain and motivate qualified personnel;

     - adapt to meet changes in the electronic components open market; and

     - respond to competitive developments.

     Moreover, because we have limited assets and no history of profitability, it will be difficult for investors in the public market to determine the intrinsic value of our shares.

WE HAVE NEVER BEEN PROFITABLE AND EXPECT LOSSES FOR THE FORESEEABLE FUTURE.

     We have never been profitable and expect to continue to incur operating losses for each of the next four quarters. We may be unable to ever achieve profitability. We have incurred net losses in each accounting period since we began current operations in April 1999, including a net loss of $2.3 million for the nine months ended December 31, 2000 and a net loss of $1.1 million for the year ended March 31, 2000. We expect to continue to make significant expenditures for international expansion, software development, sales and marketing, and general and administrative functions. As a result, we will need to generate significant revenues to achieve profitability. There can be no assurance that our revenues will grow in the future or that we will achieve sufficient revenues for profitability. If our revenues grow more slowly than we anticipate, or if our operating expenses exceed our expectations, our business would be severely harmed.

WE HAVE IN THE PAST AND EXPECT TO CONTINUE OPERATING ON A NEGATIVE CASH FLOW BASIS FOR THE FORESEEABLE FUTURE.


     We generally purchase components for resale on cash on delivery or advance payment terms, but generally offer our customers 30-day credit terms. This lag between our component expenditures and the collection of our accounts receivable contributed to negative cash flow from operations of $2.5 million in the nine months ended December 31, 2000. We expect to operate on a negative cash flow basis for the foreseeable future. As a result, we depend on access to sufficient credit facilities and timely collection of our accounts receivable to fund our operations. If we are unable to obtain sufficient credit or experience a delay in the collection of our accounts receivable, we may not be able to take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, any of which could severely harm our business.


OUR BUSINESS MODEL IS NEW, UNPROVEN AND MAY NOT GAIN BROAD MARKET ACCEPTANCE.

     Our exchange represents a departure from conventional methods of procuring and selling electronic components in the open market. Our prospects will depend on our ability to implement our business model and a significant number of customers and suppliers becoming members of and consistently utilizing our exchange. Broad market acceptance of our exchange may be impaired if:

     - customers and suppliers are reluctant to change established business practices;

     - potential customers and suppliers find our services difficult or inconvenient to use;

     - we are unable to provide and demonstrate to our customers and suppliers efficiencies over conventional open market processes;

     - component manufacturers and electronics manufacturers develop new efficiencies in their primary distribution channels, reducing their reliance on the open market; or

     - we do not establish and maintain a good reputation.

A DOWNTURN IN THE ELECTRONIC PRODUCTS INDUSTRY WILL HARM OUR BUSINESS.

     We currently receive all of our revenues from electronics manufacturers and brokers of electronic components, and we expect that these revenues will account for substantially all of our revenues for the foreseeable future. Our dependence on these manufacturers and brokers makes us vulnerable to downturns in the electronic products industry. A downturn in the industry will generally result in a surge in the supply of excess electronic components and a decrease in the instances and size of component shortages, which would harm our business by:

     - making components easier to obtain from the primary supply chain, thereby reducing the size and number of open market transactions;

     - decreasing our margins on the electronic components that we sell; and

     - making acquisition of electronic components in the conventional open market easier, thereby eroding our competitive advantage.

SUBSTANTIALLY ALL OF OUR SALES ARE MADE ON CREDIT, WHICH EXPOSES US TO SIGNIFICANT BAD DEBT RISKS.

     We pay our suppliers for electronic components upon delivery to us and typically resell those components to our customers on thirty-day credit terms. If our customers fail to pay us in a timely manner or at all, we may suffer substantial operating losses for which we do not have reserves in our financial statements.

OUR QUARTERLY OPERATING RESULTS ARE DIFFICULT TO PREDICT AND MAY FLUCTUATE SIGNIFICANTLY.

     Our revenues and operating results may fluctuate significantly from quarter to quarter due to a number of factors, not all of which are within our control. These factors include:

     - our reliance on the electronic components market, which has experienced significant fluctuations in pricing over time;

     - our susceptibility to downturns in the electronic products market which may in turn reduce demand for the components comprising those products;

     - our focus on supplying the unscheduled, short-term component requirements of our customers, which may not recur in subsequent periods; and

     - our reliance on a limited number of transactions for a large percentage of our revenues for any particular period.

     Due to these factors, we believe that our operating results for any particular quarter may be a poor indicator of our performance in subsequent quarters. Moreover, quarter-to-quarter comparisons of our operating results may not be meaningful and you should not rely on them.

INTENSE COMPETITION IN THE ELECTRONIC COMPONENTS PROCUREMENT MARKET COULD IMPAIR OUR ABILITY TO GROW AND ACHIEVE PROFITABILITY.

     There are currently several companies competing in the electronic components procurement market, and we expect competition to further intensify in the future. Barriers to entry are minimal, and competitors may develop and offer services that are superior to ours. We expect that additional companies will offer competing procurement solutions, and our business would be harmed if we are not able to compete successfully against current or future competitors. Many of our current and potential future competitors may have significantly greater financial, technical, marketing and other resources than us. They may also establish and enhance these competitive advantages through consolidation and joint ventures, or by combining with larger, more established companies. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could harm our business.

OUR BUSINESS MAY BE HARMED IF WE FAIL TO TIMELY OBTAIN COMPONENTS FROM OUR SUPPLIERS OR OBTAIN DEFECTIVE COMPONENTS.

     Once we have confirmed a customer's order, we may be responsible for fulfilling that order even in instances where we do not receive conforming components from our suppliers. We have not in the past and do not currently maintain a policy of disclaiming responsibility to fulfill customer orders in these situations. Moreover, we may decide to take action to fulfill customer orders even if we are not legally obligated to do so. Many factors beyond our control may result in us failing to obtain the necessary components to fulfill a confirmed order, including:

     - our suppliers failing to deliver to us the components;

     - our suppliers delivering to us nonconforming or defective components; or

     - components being lost in transit or subject to other delivery delay.

     In these situations, our business may be harmed if:

     - we are unable to return defective or nonconforming components to our suppliers for a refund;

     - we are required or decide to buy alternative components at a higher price to fulfill a customer order, which may reduce our margin or result in a loss for that order; or

     - we cancel a customer order or deliver nonconforming components, resulting in liability to us for damages to the customer and damage to our reputation.

     In addition, we may be liable for damages to our customers and third parties if we deliver defective components that are used in electronic products. We sell electronic components that are used in a wide variety of electronic products, including computers and medical devices. A malfunction of these products due to our defective components may cause property damage as well as physical harm to a large number of persons. We may face civil or criminal liability for such harm under a number of legal theories, including tort law and strict product liability. Any claim or litigation may also distract our management and harm our reputation. Our efforts to disclaim warranties or limit liabilities may be insufficient. We would not expect our current insurance policies to insure us for liabilities resulting from our failure to fulfill customer orders or for delivering defective components.

THE LOSS OF EXECUTIVE OR REGIONAL MANAGEMENT MAY HARM OUR BUSINESS.

     We believe that our success depends on the continued employment of our executive and regional management, particularly Gary E. Lotzer, our President and Chief Executive Officer and Chairman of our Board of Directors. If one or more members of our executive or regional management should discontinue working in their present positions for any reason, these persons would be difficult to replace. The loss of management and other key employees would cause disruption to our operations and impede our ability to implement our business strategy. Although we have applied for $2.0 million of key man life insurance for Mr. Lotzer, we cannot assure you any such insurance, if obtained, would be adequate to compensate us for losses resulting from such disruptions and impediments.

OUR SUCCESS DEPENDS ON OUR ABILITY TO EFFECTIVELY MANAGE OUR GROWTH.

     Our current operations have expanded rapidly since their commencement in April 1999 and we plan to continue to significantly expand our operations. Our rapid growth has placed, and will continue to place, a significant strain on our management and operational systems and resources. We anticipate that as our business grows, we will have to improve our overall financial and managerial controls, reporting systems and procedures, and we will need to continue to expand, train and manage our workforce. We will also have to increase the capacity of our current systems to meet additional demands. An inability to manage our growth and meet these additional demands will impair the success of our business.

THE EFFECTIVENESS OF OUR EXCHANGE DEPENDS ON OUR SUPPLIERS PROVIDING ACCURATE AND CURRENT INFORMATION.

     We believe our customers use our service in large part because of the breadth and accuracy of our databases. It is our responsibility to load our suppliers' component inventory information into our database and categorize the information for automated search purposes. However, we are dependent on our suppliers providing us with accurate, complete and current information regarding available inventory. We do not confirm the accuracy of this information until an order has been placed. If our suppliers fail to provide us with information that is accurate, complete and current, the ability of our exchange to locate components would be reduced, which could result in customer dissatisfaction with our service and a loss of customers.

THE SUCCESS OF OUR BUSINESS IS HIGHLY DEPENDENT ON PROPRIETARY TECHNOLOGY AND INTELLECTUAL PROPERTY.

     We regard our proprietary technology and other intellectual property as critical to our success. We rely on trademark, trade secret and copyright law to protect our technology. We also rely on confidentiality, license and other agreements with employees and others to protect our proprietary rights. We have no patents. Despite our efforts to control access to our proprietary information, it may be possible for a third party to copy or otherwise obtain and use our products, technologies or other intellectual property without authorization. In addition, effective copyright, trademark, trade secret and patent protection may be unavailable or limited in certain foreign countries. Internet and procurement technologies are evolving rapidly, and third parties may also develop similar or superior technologies independently. Any unauthorized use of our proprietary technology and intellectual property could result in costly and time-consuming litigation to enforce our rights. In addition, any third party development of similar or superior technologies could impede our ability to compete effectively in the electronic components open market.

OTHER PARTIES MAY ASSERT CLAIMS AGAINST US THAT WE ARE INFRINGING UPON THEIR INTELLECTUAL PROPERTY RIGHTS.

     We cannot be certain that our technology, trademarks and other intellectual property does not infringe upon the intellectual property rights of others. Authorship and priority of intellectual property rights can be difficult to verify. Because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to services similar to those offered by us. We may be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties. For example, we have recently become aware that other parties are utilizing the "ICX" mark in businesses similar to ours, and those parties may have superior rights to ours in such mark. These parties could challenge our right to use the name "ICX" in their markets. In this event, we could be required to stop using the name in particular markets or to obtain a license from these parties to use it in such markets.

     If our services violate third-party proprietary rights, we cannot assure you that we would be able to obtain licenses to continue offering such services on commercially reasonable terms, or at all. Any claims against us relating to the infringement of third-party proprietary rights, even if not meritorious, could result in the expenditure of significant financial and managerial resources and injunctions preventing us from providing services. Such claims could severely harm our financial condition and ability to compete.

WE FACE RISKS RELATED TO OUR USE OF THE INTERNET.

     We utilize the Internet in our business principally for the submission and posting requests for quotation and listing of available component inventory. As our business grows, we may become more dependent on the Internet, including processing transactions on-line. Our exchange may be interrupted if the Internet experiences periods of poor performance, if our computer systems or the systems of our third-party service providers contain defects, or if customers and suppliers are reluctant to use or have inadequate connectivity to the Internet. Increased government regulation of the Internet, including the imposition of taxes, could also adversely affect our use of the Internet in unanticipated ways and discourage our customers and suppliers from using our services. If our ability to use the Internet in providing our services is impaired, our business would be harmed.

WE MAY NOT BE ABLE TO KEEP UP WITH TECHNOLOGICAL ADVANCEMENTS, AND THIS COULD RESULT IN A LOSS OF CUSTOMERS AND HARM OUR ABILITY TO COMPETE.

     The market for procurement technology is characterized by rapid change, evolving industry standards and the frequent introduction of new technological products and services. The introduction of new technology, services or standards may prove to be too difficult, costly or simply impossible to integrate into our existing systems. Moreover, innovations could render obsolete our existing or future services. Our ability to remain competitive will also depend heavily upon our ability to maintain and upgrade our technology in a timely manner. If we are unable to increase the data storage and processing capacity of our systems at least in pace with the growth in demand, our exchange may fail to operate at an optimal level for unknown periods of time. Any difficulty keeping pace with technological advancements could hurt our ability to retain customers and compete effectively.

WE ARE SUBJECT TO RISKS OF OPERATIONAL FAILURE THAT ARE BEYOND OUR CONTROL.

     Our ability to provide reliable and effective component requirements fulfillment depends on the efficient and uninterrupted operation of our computer and communications systems. Substantially all of our logistic operations are located in Lake Forest, California and our headquarters are located in San Clemente, California. Our systems and operations are vulnerable to damage and interruption from fire, flood, telecommunications failure, break-ins, earthquake and similar events. Our operations may also be interrupted by power disruptions, including rolling black-outs currently implemented in California due to the state's continuing acute power shortage. We do not maintain alternative power sources. We have no formal disaster recovery plan and carry insufficient insurance to compensate us for any such losses that may occur. Furthermore, our security mechanisms may be inadequate to prevent security breaches to our computer systems, including from computer viruses, electronic break-ins and similar disruptions. Such security breaches or operational failures could expose us to liability, impair our operations and harm our reputation.

WE MAY RAISE ADDITIONAL FINANCING THAT COULD DILUTE THE VALUE OF YOUR
INVESTMENT.

     We anticipate that the proceeds of this offering, cash on hand and cash equivalents will be adequate to meet our working capital needs for at least the next 12 months. However, we have a limited operating history on which to base this estimate, and as a result our estimate may not be accurate. In addition, we may raise additional funds in order to respond to unanticipated increases in working capital requirements due to unexpected costs and competitive pressures. Furthermore, we may decide to pursue future growth strategies, such as expansion into new markets, that may require additional funding. We cannot be certain that we will be able to obtain needed funds on favorable terms, if at all. If we are unable to obtain such funds when needed, we may not be able to adequately respond to increased working capital needs or take advantage of business opportunities, which may harm our business. If we decide to raise funds by issuing additional equity securities, purchasers in this offering may experience additional dilution. Issuance of additional equity or equity-linked securities may also involve granting rights, preferences or privileges ranking senior to the common stock purchased in this offering.

WE MAY DECIDE IN THE FUTURE TO PURSUE ACQUISITIONS.

     We may, from time to time, pursue the acquisition of other companies, assets or service lines that complement or expand our existing services. Acquisitions involve a number of risks that could adversely affect our operating results, including the diversion of management's attention, the assimilation of the operations and personnel of the acquired companies, the amortization of acquired intangible assets and the potential loss of key employees. We cannot assure you that any acquisition made by us will not materially and adversely affect us or that any such acquisitions will enhance our existing business.

 RISKS RELATED TO OUR INTERNATIONAL EXPANSION AND FOREIGN SUBSIDIARY OPERATIONS

WE MAY BE UNSUCCESSFUL IN EXPANDING INTO NEW MARKETS.

     A key component of our business plan is to establish and expand the use of our exchange in foreign markets. We will face risks inherent to new ventures in each new market that we enter, including a lack of acceptance of our business model. We will also incur substantial costs related to entering into new markets, which may not be recoverable if we are unsuccessful in expanding into such markets. For example, as we commence operations in a given area, our margins with respect to such operations are generally lower initially as we develop customer relationships, which may cause our overall margins to be lower.

WE MAY NOT ADEQUATELY MANAGE OUR INTERNATIONAL OPERATIONS.

     We anticipate that our foreign subsidiaries will engage in substantial regional operations. We currently manage our Singapore subsidiary, and plan to continue to manage future foreign subsidiaries, on a decentralized basis, with local and regional management retaining responsibility for day-to-day operations, profitability and the growth of these subsidiaries. If we fail to implement effective controls, we may experience inconsistencies in the operating and financial practices among our subsidiaries, which may harm our business.

WE MAY BE UNABLE TO RECEIVE DIVIDENDS AND DISTRIBUTIONS FROM OUR FOREIGN SUBSIDIARIES.

     As we expand internationally, we will increasingly rely on the operations of our subsidiaries for a substantial portion of our revenues. Local laws and other restrictions, including applicable tax laws and limitations contained in some of our subsidiaries' bank facilities, could prohibit or limit the payment of dividends and distributions from our subsidiaries to us, which may prevent us from obtaining necessary working capital or funding our business strategy. For example, the terms of the current credit facility maintained by our Asian subsidiary contains certain restrictions that may limit the payment of dividends and the making of distributions without the lender's consent. We intend to implement a policy prohibiting our subsidiaries from entering into future credit or other agreements which contain restrictions limiting their ability to pay dividends or make distributions to us, which may limit the ability of our subsidiaries from obtaining credit facilities on desirable terms or at all.

OUR SUBSIDIARIES MAY SEIZE CORPORATE OPPORTUNITIES.

     Although we intend to enter into intercompany agreements with our subsidiaries that will contain geographic and other restrictions on such subsidiaries' business, these subsidiaries may pursue business opportunities that are in violation of such restrictions. Moreover, we cannot assure you that such restrictions will be adequate to protect our interests or enforceable. Our subsidiaries will not have a duty to communicate or offer corporate opportunities to us and may pursue or acquire such opportunities for themselves or direct such opportunities to another person. For example, our subsidiaries may obtain sales opportunities that would otherwise be presented to us.

WE FACE RISKS INHERENT IN INTERNATIONAL OPERATIONS.

     These risks include:

     - adverse fluctuations in currency exchange rates;

     - impositions of additional import or export regulations, sanctions, tariffs or rules and regulations;

     - difficulties in receiving cash payments from foreign customers or in recovering cash paid for undelivered purchases from foreign customers;

     - obstacles associated with foreign tax regulations;

     - excessive costs to comply with a wide variety of foreign laws and differing trade customs and practices and unexpected changes in regulatory requirements; and

     - civil unrest, political instability and changes in the local economy.

                         RISKS RELATED TO THIS OFFERING

YOU MAY BE UNABLE TO RESELL SHARES OF COMMON STOCK THAT YOU PURCHASED IN THIS OFFERING AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE.

     Prior to this offering, you could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after this offering, and the market price might fall below the initial public offering price. The initial public offering price may bear no relationship to, and may be higher than, the price at which the common stock will trade upon completion of this offering. The initial public offering price was determined based on negotiations between us and the representative of the underwriters, based on factors that may not necessarily reflect our assets, past operating results, financial condition or other established criteria of value.

     The market price of our common stock may fluctuate significantly as result of a number of factors, including competitive developments and securities analysts' expectations and recommendations. In addition, our relatively small market capitalization and public float after this offering may cause our stock price to be subject to even more volatility.

VOTING CONTROL BY INSIDERS COULD ADVERSELY AFFECT THE TRADING PRICE OF OUR
STOCK.

     We anticipate that our executive officers, directors and affiliates will,
in the aggregate, beneficially own approximately      % of our outstanding
common stock following the completion of this offering, or      % if the
underwriters' over-allotment option is exercised in full. These stockholders will be able to exercise substantial influence over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control, which could impair our attractiveness as an acquisition target and, as a result, adversely affect the trading price of our stock.

YOU WILL EXPERIENCE IMMEDIATE DILUTION WITH RESPECT TO YOUR SHARES AND ADDITIONAL DILUTION IF PERSONS HOLDING OPTIONS OR WARRANTS TO PURCHASE OUR STOCK EXERCISE THEIR OPTIONS OR WARRANTS.

     If you purchase common stock in this offering, you will pay more for your shares than existing stockholders paid for their shares. Accordingly, you will
incur immediate and substantial dilution of $     per share, representing the
difference between our book value per share after giving effect to this offering and the initial public offering price. In addition, if we raise additional funds through future financings or to the extent that options or warrants to purchase common stock are exercised, you may experience further dilution.

THE SALE OR AVAILABILITY FOR SALE OF SUBSTANTIAL AMOUNTS OF OUR SHARES OF COMMON STOCK COULD CAUSE OUR STOCK PRICE TO DECLINE.

     If our existing stockholders sell a substantial number of their shares of our common stock after this offering, or the public market perceives that these sales may occur, the market price of our common stock could decline. The shares of common stock outstanding prior to this offering are restricted securities as defined in Rule 144 under the Securities Act. These shares may be sold in the future pursuant to a registration statement or without registration pursuant to Rule 144 or Rule 701 under the Securities Act or another exemption from registration.

     In connection with this offering, our officers and directors and all holders of our stock, options and warrants have agreed not to sell any shares of common stock or securities convertible or exercisable into common stock for twelve months after this offering without the consent of WestPark Capital, Inc. However, these shares may be released from these restrictions by WestPark Capital, Inc. at any time in its sole discretion. The effect that sales in the public market of shares held by principal stockholders or other stockholders or the potential availability for future sale of these shares will have on the market price of our common stock is unpredictable. See "Shares Eligible for Future Sale" for a more complete description of the number of shares of our common stock that will be eligible for sale after this offering and the restrictions imposed on those shares.

OUR MANAGEMENT HAS BROAD DISCRETION OVER THE USE OF PROCEEDS FROM THIS OFFERING.

     Our management has significant flexibility in applying the proceeds we receive in this offering. Because the proceeds are not required to be allocated to any specific investment or transaction, you cannot determine the value or proprietary of our management's application of the proceeds on our behalf. See "Use of Proceeds" for a more detailed description of how management intends to apply the proceeds from this offering.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve risks and uncertainties. You can identify forward-looking statements generally by the use of forward-looking terminology such as "believes," "expects," "may," "will," "intends," "plans," "should," "could," "seeks," "pro forma," "anticipates," "estimates," "continues" or other variations thereof, including their use in the negative, or by discussions of strategies, opportunities, objectives, expectations, plans or intentions. These forward-looking statements may be found under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," as well as captions elsewhere in this prospectus. These forward-looking statements necessarily depend upon assumptions and estimates that may prove to be incorrect. Although we believe that the assumptions and estimates reflected in the forward-looking statements are reasonable, we cannot guarantee that we will achieve our plans, objectives, intentions or expectations. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ in significant ways from any future results anticipated, expressed or implied by such forward-looking statements, including those discussed under "Risk Factors" and "Business."

                                USE OF PROCEEDS

     We expect to receive approximately $          from this offering, or
$          if the underwriters exercise their over-allotment option in full,
assuming an offering price of $     per share and after deducting the
underwriting discounts and commissions and estimated offering expenses payable by us.

     We intend to use the net proceeds of this offering as follows:

     - approximately $2.0 million to expand our international operations;

     - approximately $1.3 million to repay existing debt under our line of credit, which expires on October 15, 2001 and which bears interest at a rate equal to the prime rate plus 3% (12.5% at December 31, 2000);

     - approximately $1.0 million to continue developing the application software that supports our exchange;

     - approximately $1.0 million to expand our United States sales and marketing activities;


     - approximately $0.4 million to repay certain promissory notes which are payable upon the closing of this offering and which currently bear interest at rates ranging from 10% to 18%;



     - approximately $0.1 million to purchase certain telecommunications and computer equipment currently leased by us under capital leases with terms of from 36 to 60 months and effective interest rates of from 10.8% to 30.5%; and


     - the remaining balance for working capital and general corporate purposes.

     We may use a portion of the net proceeds allocated to working capital and general corporate purposes to acquire businesses, products or technologies that are complementary to our business although we have no definitive plans to do so at this time. The amounts actually expended for these purposes will vary significantly depending on a number of factors, including revenue growth, if any, and planned geographic expansion into targeted markets.

     Pending the use of such net proceeds for the above purposes, we intend to invest such funds in marketable, investment-grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. Government.

                                DIVIDEND POLICY

     In connection with the acquisition of all of our outstanding common stock by Gary E. Lotzer, we paid to one of our former stockholders a dividend of $33,700 in March 1999. Since that time, we have otherwise not declared or paid any dividends on our capital stock. We currently intend to retain any future earnings to support our operations and to finance the growth and development of our business, and do not anticipate paying dividends in the foreseeable future. Our line of credit agreement currently restricts us from paying cash dividends without the consent of the lender, and our future credit facilities may contain similar restrictions. Subject to such restrictions, any future decision to pay dividends remains within the discretion of the Board of Directors.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 2000:

     - on an actual basis;

     - on a pro forma basis to reflect:

       - the sale of 60,000 shares of Series C convertible preferred stock subsequent to December 31, 2000 at a purchase price of $5.00 per share;

       - the exercise of warrants to purchase an aggregate of 310,000 shares of our Series A convertible preferred stock at an exercise price of $1.00 per share by the surrender of promissory notes in the aggregate principal amount of $240,000, the cancellation of $22,000 in accrued interest and the payment of $48,000 in cash in March 2001;

       - the mandatory exercise of a warrant to purchase 250,000 shares of our Series B convertible preferred stock at an exercise price of $4.00 per share upon the filing of the registration statement of which this prospectus is a part by the payment of $750,000 in cash and the surrender of a promissory note in the amount of $250,000;

       - the conversion of promissory notes in the aggregate amount of $165,000 into an aggregate of 33,000 shares of our Series C convertible preferred stock; and

       - the mandatory conversion of all outstanding shares of our convertible preferred stock into an assumed aggregate of 963,750 shares of our common stock; and

     - on a pro forma as adjusted basis to reflect the sale of shares of our
       common stock at an assumed initial public offering price of $     per
       share in this offering, less underwriting discounts and commissions and estimated offering expenses payable by us, as if the sale had occurred on December 31, 2000.


                                                                   DECEMBER 31, 2000
                                                       -----------------------------------------
                                                                                      PRO FORMA
                                                         ACTUAL        PRO FORMA     AS ADJUSTED
                                                       -----------    -----------    -----------
                                                       (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
Total current debt...................................  $ 2,149,700    $ 1,494,700    $
                                                       -----------    -----------    ----------
Long-term debt, less current portion.................       93,300         93,300
                                                       -----------    -----------
Stockholders' equity:
  Preferred stock, $0.01 par value, 10,000,000 shares
     authorized;
     Series A convertible, 2,000,000 shares
       authorized, 25,000 shares issued and
       outstanding, actual; no shares issued and
       outstanding, pro forma and pro forma as
       adjusted......................................          300             --
     Series B convertible, 1,000,000 shares
       authorized, 280,750 shares issued and
       outstanding, actual; no shares issued and
       outstanding, pro forma and pro forma as
       adjusted......................................        2,800             --
     Series C convertible, 100,000 shares authorized,
       5,000 shares issued and outstanding, actual;
       no shares issued and outstanding, pro forma
       and pro forma as adjusted.....................           --             --
  Common Stock, $0.001 par value, 20,000,000 shares
     authorized; 1,315,000 shares issued and
     outstanding, actual; 2,278,750 shares issued and
     outstanding, pro forma; shares issued and
     outstanding, pro forma as adjusted..............        1,300          2,300
Additional paid-in capital...........................    3,109,100      4,886,200
Unearned stock compensation..........................     (270,200)      (270,200)
Foreign currency translation adjustment..............       (7,500)        (7,500)
Accumulated deficit..................................   (3,644,600)    (3,644,600)
                                                       -----------    -----------    ----------
       Total stockholders' equity (deficit)..........     (808,800)       966,200
                                                       -----------    -----------    ----------
       Total capitalization..........................  $ 1,434,200    $ 2,594,200    $
                                                       ===========    ===========    ==========

     The above table excludes the following:


     - 470,475 shares of common stock issuable upon exercise of stock options outstanding as of December 31, 2000, at a weighted average exercise price of $1.17 per share, under our 1999 Stock Incentive Plan;


     - 21,316 shares of common stock issuable upon exercise of certain warrants to purchase common stock at a weighted average exercise price of $3.32 per share, outstanding as of December 31, 2001;


     - 528,000 shares of common stock issuable upon exercise of certain warrants to purchase preferred stock currently outstanding at a weighted average exercise price of $2.42 per share, which will automatically convert into warrants to purchase common stock upon the closing of this offering;


     - 494,525 additional shares of common stock reserved for future issuance under our 1999 Stock Incentive Plan; and

     - 250,000 additional shares of common stock reserved for future issuance under our Employee Stock Purchase Plan.

                                    DILUTION

     If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of common stock after this offering.

     Pro forma net tangible book value per share is equal to our total tangible assets less total liabilities, divided by the pro forma number of shares of common stock outstanding on December 31, 2000, after giving effect to:

     - the sale of 60,000 shares of Series C convertible preferred stock subsequent to December 31, 2000 at a purchase price of $5.00 per share;

     - the exercise of warrants to purchase an aggregate of 310,000 shares of our Series A convertible preferred stock at an exercise price of $1.00 per share by the surrender of promissory notes in the aggregate principal amount of $240,000, the cancellation of $22,000 in accrued interest and payment of $48,000 in cash in March 2001;

     - the mandatory exercise of a warrant to purchase 250,000 shares of our Series B convertible preferred stock at an exercise price of $4.00 per share upon the filing of the registration statement of which this prospectus is a part by the payment of $750,000 in cash and the surrender of a promissory note in the amount of $250,000;

     - the conversion of promissory notes in the aggregate amount of $165,000 into an aggregate of 33,000 shares of our Series C convertible preferred stock; and

     - the mandatory conversion of all outstanding shares of our convertible preferred stock into an aggregate of 963,750 shares of our common stock.

     Our pro forma net tangible book value as of December 31, 2000 was $609,900 or $0.27 per share of common stock. Assuming the sale by us of shares of common stock at an assumed initial public offering price of
$          per share and after deducting the underwriting discounts and the estimated offering expenses payable by us, our pro forma net tangible book value
at December 31, 2000 would have been $          , or $     per share of common
stock. This represents an immediate increase in pro forma net tangible book
value of $     per share to existing stockholders and an immediate dilution of
$     per share to new investors purchasing shares in this offering. That is, after this offering, the excess of our tangible assets over our liabilities on a per share basis will be less than the purchase price paid for those shares by investors in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............              $
  Pro forma net tangible book value per share as of December
     31, 2000...............................................  $   0.27
  Increase in pro forma net tangible book value attributable to this offering.......................................
                                                              --------
Pro forma net tangible book value per share as of December
  31, 2000, after giving effect to this offering............
                                                                          --------
Immediate dilution per share to new investors...............              $
                                                                          ========

     The following table summarizes, on a pro forma basis, as of December 31, 2000, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing shares in this offering and includes the effect of the conversion of all outstanding shares of convertible preferred stock and warrants to purchase shares of capital stock.


                                           SHARES PURCHASED       TOTAL CONSIDERATION      AVERAGE
                                         --------------------    ---------------------      PRICE
                                          NUMBER      PERCENT      AMOUNT      PERCENT    PER SHARE
                                         ---------    -------    ----------    -------    ---------
Existing stockholders..................  2,278,750         %     $3,100,500         %       $1.36
New investors..........................                                                     $
                                         ---------      ---      ----------      ---
  Total................................                 100%     $               100%
                                         =========      ===      ==========      ===


     The foregoing table and calculations are based on shares outstanding on December 31, 2000, on a pro forma basis, and exclude:


     - 470,475 shares of common stock issuable upon exercise of stock options outstanding as of December 31, 2000, at a weighted average exercise price of $1.17 per share, under our 1999 Stock Incentive Plan;


     - 21,316 shares of common stock issuable upon exercise of certain warrants to purchase common stock at a weighted average exercise price of $3.32 per share outstanding as of December 31, 2000;


     - 528,000 shares of common stock issuable upon exercise of certain warrants to purchase preferred stock at a weighted average exercise price of $2.42 per share currently outstanding which will automatically convert into warrants to purchase common stock upon the closing of this offering;


     - 494,525 additional shares of common stock reserved for future issuance under our 1999 Stock Incentive Plan; and

     - 250,000 additional shares of common stock reserved for future issuance under our Employee Stock Purchase Plan.


     In the event that, upon the closing of this offering, the total amount of our outstanding common stock and our outstanding options and warrants to purchase common stock exceeds 4,625,000 shares, we may be obligated to issue additional shares to Magnecomp without additional consideration in proportion to the amount of such excess, which will cause you to experience further dilution. We do not expect to be required to issue such additional shares. In addition, to the extent any shares are issued upon exercise of outstanding options or warrants or the underwriters' over-allotment, you will experience further dilution. See "Management -- 1999 Stock Incentive Plan" and Notes to Consolidated Financial Statements.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations should be read together with the consolidated financial statements and the related notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including but not limited to those set forth under "Risk Factors" included elsewhere in this prospectus.

OVERVIEW

     ICX Electronics, Inc. operates a web-enabled international exchange for electronic components. In April 1999, we commenced our current operations and concurrently discontinued the operations of the then existing computer and network integration business. Since April 1999, we have been engaged in the validation of our business model and the development of our internet-based software and network infrastructure. In July 2000, we launched our Internet-based exchange, and in August 2000, we commenced operations of our first foreign subsidiary, ICX Electronics Asia Pte Ltd., to service customers in the Asia-Pacific region.

     Since we began our current operations in April 1999, we have incurred significant net losses. For the 12 months ended March 31, 2000, we had a net loss of $1.1 million. For the nine months ended December 31, 2000, we had net losses of $2.3 million. We expect to continue to incur net losses for at least the next four quarters, and expect that these net losses will increase as we expand our operations.


     We generally purchase components for resale on cash on delivery or advance payment terms, but generally offer our customers 30-day credit terms, which contributes to our negative cash flow. As a result, we require access to sufficient credit facilities and timely collection of our accounts receivable to fund our operations, and we expect this to continue and increase in the future as we expand our operations. Accordingly, we expect that our interest expense will increase in future periods.


Sales

     Our sales consist of the resale to our customers of electronic components that we locate and purchase on the open market to fulfill individual requirements provided to us by our customers. In so doing, we do not maintain any inventory for resale, but instead acquire components only upon the receipt of a specific commitment to purchase from our customer. We generally recognize sales when we ship the components to our customer. In the future, we may derive sales from sources other than sale of electronic components, including the licensing of our proprietary technology for solving specialized procurement problems in other industries.

Cost of Sales; Gross Profit

     Our cost of sales consists of the cost of the electronic components we purchase for resale, in-bound freight and related charges. After receiving a sales quote for a component from one of our suppliers, we provide a pricing quote to our customer that is typically designed to provide us with gross profit of 20 - 30% of the sales price to our customer. As we commence operations in a given area, our margins with respect to such operations are generally lower initially as we develop customer relationships, and we expect them to increase over time to become consistent with those from our United States operations. We expect this to continue in the future as we establish new foreign operations. This may cause our overall gross margin percentage to be lower in certain future periods.

Selling, General and Administrative Expenses

     Selling, general and administrative expenses consist primarily of sales commissions, personnel costs for our sales force, our marketing staff and our executive and administrative staff, overhead expenses including

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


rent, utilities, insurance, advertising, internet operations and professional fees. We expect that our selling, general and administrative expenses will increase as we expand our operations, and as we incur additional expenses associated with becoming a public company. Selling, general and administrative expense includes non-cash stock compensation expense, which represents the aggregate difference, at the date of grant or sale, between the exercise price of employee stock options or the purchase price of restricted stock and the estimated fair value for financial statement presentation purposes of the underlying stock. Unearned compensation is amortized over the vesting period of the underlying options or restricted stock. As of December 31, 2000, unearned compensation totaled approximately $0.3 million and will result in non-cash stock compensation expense of approximately $16,000 per quarter through fiscal 2005.


Discontinued Operations


     From our inception in February 1987 until March 1999, our principal business was the assembly and sale of personal computers and related products and the integration and configuration of such computers in network environments. Following the sale of all of our then-outstanding capital stock to our current President and Chief Executive Officer, we discontinued the former business operations and began the implementation of our current business strategy. Net sales and expenses for discontinued operations resulted in a net loss of $0.2 million for the fiscal year ended March 31, 1999 and thereafter, all activity involving the discontinued operations ceased.


RESULTS OF OPERATIONS

NINE MONTHS ENDED DECEMBER 31, 2000 AND 1999

Sales

     Our sales for the nine months ended December 31, 2000 were $5.4 million, compared with $0.5 million for the corresponding period in 1999. Approximately $0.7 million of the increase resulted from operations at our Singapore subsidiary, which commenced operations in August 2000. The increase in sales resulted from our implementation of our web-enabled matching technology, which enabled us to fulfill a higher percentage of our customers' orders, as well as an increase in the number of our active customers. In addition, we experienced an increase in utilization of our services by our existing customers.

Gross Profit

     Our gross profit for the nine months ended December 31, 2000 was $1.5 million or 27.4% of net sales, compared with $0.1 million, or 26.5% of net sales, for the corresponding period in 1999. The increase in gross profit was due to our higher level of sales. The increase in overall gross margin percentage was due to an increase in our gross margin from our United States operations as our customer relationships became more established, offset in part by the lower gross margin we experienced from sales by our newly-formed Asian subsidiary.

Selling, General and Administrative Expenses; Non-Cash Compensation Expense


     Selling, general and administrative expenses for the nine months ended December 31, 2000 were $3.0 million, compared with $0.7 million for the corresponding period in 1999. The increase was attributable primarily to growth in our sales, purchasing and management personnel, to personnel costs and overhead associated with the commencement of our Asian operations, to higher sales commissions and incentives resulting from our higher levels of sales, and to higher overhead expenses associated with the expansion of our operations. During the nine months ended December 31, 2000, selling, general and administrative expense included non-cash compensation expense of $0.5 million recorded in connection with our issuance of warrants and stock options to various service providers.


Other Expense, net

     Other expense, net consists primarily of interest expense and minority interest in our Asian subsidiary. Interest expense for the nine months ended December 31, 2000 was $0.8 million, compared with
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

$0.1 million for the corresponding period in 1999. The increase was attributable primarily to increased utilization of our commercial factoring arrangement due to our higher level of sales, to non-cash interest expense of $0.5 million relating to the value of warrants issued in connection with promissory notes issued during the period, to interest accrued and paid in connection with the issuance and repayment of additional promissory notes during the current fiscal year, and to interest charged on our capital lease obligations that did not exist in the prior year period. In September 2000, we terminated our factoring arrangements and entered into a line of credit with a commercial lender at a substantially lower rate of interest.


     For the nine months ended December 31, 2000, we recorded minority interest of $0.1 million relating to the operations of our Asian subsidiary, of which we own 60%. In addition, we incurred other nominal expenses in 2000 for which there were no comparable amounts in 1999.


Net Loss


     Our net loss for the nine months ended December 31, 2000 was $2.3 million, as compared with $0.7 million for the corresponding period in 1999. The net loss in the 2000 period included $0.5 million in non-cash expense that was recorded as interest relating to the issuance of preferred stock purchase warrants, and $0.5 million in non-cash stock compensation expense relating to the issuance of equity instruments to employees, advisors and service providers.


FISCAL YEAR ENDED MARCH 31, 2000

     Our current business operations commenced in April 1999 and accordingly, any comparison between the results of operations for the fiscal year ended March 31, 2000 to the prior fiscal year is not meaningful. The following is a description of the results of our business operations for the fiscal year ended March 31, 2000, excluding discontinued operations.


     Our sales for the fiscal year ended March 31, 2000 were $0.8 million. All of these sales were made without the benefit of our internet-based technology, which we introduced in August 2000. Our gross profit for the fiscal year ended March 31, 2000 was $0.2 million or 27.2% of net sales. Selling, general and administrative expenses for the fiscal year ended March 31, 2000 were $1.0 million. We incurred $0.2 million in interest expense during our fiscal year ended March 31, 2000, $24,000 of which was the result of interest accrued in connection with the issuance of notes during the fiscal year, $45,000 of which resulted from interest accrued and paid under our commercial factoring arrangement, and $116,000 of which resulted from non-cash expense that was recorded as interest due to the issuance of warrants and options in connection with loans made to us. The remaining interest charge was principally related to interest expense in connection with equipment acquired under a capital lease.


LIQUIDITY AND CAPITAL RESOURCES

     We have had significant negative cash flows from our operations. Primarily as a result of our historical losses, our independent certified public accountants modified their opinion on our financial statements as of March 31, 2000 to include an explanatory paragraph wherein they expressed substantial doubt about our ability to continue as a going concern. We have financed our losses from operations, our investment in the development of our Internet-based technology and our purchases of capital equipment through the issuance of promissory notes, the private placement of equity securities, an accounts receivable factoring arrangement, which terminated in September 2000, a line of credit with a commercial lender and a purchase order financing arrangement.


     In November 1999, we sold in a private placement 280,000 shares of our common stock at a purchase price of $0.36 per share. In March 2000, we sold in a private placement 25,000 shares of our Series A convertible preferred stock at a purchase price of $1.00 per share.


     In April 2000, we entered into an agreement to sell to a private investor up to 425,000 shares of our Series B convertible preferred stock and issued a warrant to purchase up to 500,000 shares of Series B convertible preferred stock at an exercise price of $4.00 per share. Pursuant to the terms of the agreement, the investor purchased 250,000 shares of our Series B convertible preferred stock in April 2000 for a purchase price of $4.00 per share and is obligated to exercise such warrant to purchase 250,000 shares of our Series B preferred stock upon the filing of the registration statement of which this prospectus is a part. In July 2000, we sold in a private placement 30,750 shares of our Series B convertible preferred stock at a purchase price of $4.00 per share. From July 2000 to March 2001, we sold in private placements 65,000 shares of Series C convertible preferred stock at a purchase price of $5.00 per share.

     In September 2000, we obtained a credit facility with a commercial lender that allows us to borrow up to a maximum of $2.5 million, which is collateralized by security interests in substantially all of our assets. Borrowings under the line of credit are based on 85% of eligible accounts receivable plus the lesser of (a) 75% of the aggregate value of eligible purchase orders, or (b) $500,000 or (c) an amount not to exceed 100% of the cost of inventory. Interest on outstanding borrowings is payable monthly at the prime rate plus 3%, which was at 12.5% at December 31, 2000, with all unpaid principal and accrued interest due October 15, 2001. At December 31, 2000, we were not in compliance with one non-financial covenant under the credit facility, which noncompliance has been waived by the lender. Borrowings under the line of credit were $486,000 at December 31, 2000. As of December 31, 2000, based on our eligible accounts receivable, we had no amount available to be borrowed under the terms of the line of credit agreement.

     We have an agreement with a lender to provide us with purchase order financing on an-as-needed basis. Interest charged on advances is payable at 2% for each 15 days the balance is outstanding. At December 31, 2000, we had $254,000 outstanding under our arrangements with this lender.


     In September 2000, our Asian subsidiary obtained a revolving line of credit with a commercial lender which provides for borrowings of up to a maximum of SGD1,000,000 or $556,600 (at March 28, 2001). Such amount was increased to SGD1,500,000 or $834,800 (at March 28, 2001) in February 2001. The revolving line of credit is guaranteed jointly and severally by us and the subsidiary's minority shareholder, and contains certain restrictions which may limit the payment of dividends or distributions to us without the lender's consent. Interest on outstanding borrowings is payable at the bank's cost of funds plus 2%, which was 7.5% at December 31, 2000, with all unpaid principal and interest due on demand. At December 31, 2000, we were in compliance with all covenants contained in the credit agreement. Borrowings under the line of credit were SGD1,013,000 or US$585,000 at December 31, 2000. As of December 31, 2000, based on our eligible accounts receivable, we had no amount available to be borrowed under the terms of the line of credit agreement.



     For the year ended March 31, 2000 we raised $549,300 through the sale of unsecured promissory notes to private investors, with interest currently ranging between 10% to 12% per year and accruing on a monthly basis. For the nine months ended December 31, 2000 we raised $240,000 through the sale of unsecured promissory notes to private investors, with interest currently ranging between 10% to 12% per year and accruing on a monthly basis. In calendar year 2001, we raised $160,000 through the sale of unsecured promissory notes to private investors, with interest at 12% per year and accruing on a monthly basis. Pursuant to the exercise of warrants to purchase 310,000 shares of Series A convertible preferred stock in March 2001, an aggregate principal amount of $240,000 under the promissory notes and $22,000 of accrued interest were cancelled as payment of the exercise price therefor. In March 2001, an aggregate of $165,000 of the promissory notes were cancelled and converted into 33,000 shares of Series C convertible preferred stock.


     In December 2000, we entered into two capital leases to acquire approximately $76,000 of telecommunications and computer equipment. The leases provide for aggregate monthly payments of approximately $2,000 over periods from 36 to 60 months with effective interest rates ranging from 10.8% to 30.5%.


     From May through July 2000, the Company entered into several capital leases to acquire approximately $38,000 of office and computer equipment. The leases provide for aggregate monthly payments of approximately $1,100 over periods from 36 to 60 months with effective interest rates ranging from 13.0% to 21.1%.

     Net cash used in our operating activities in the nine months ended December 31, 2000, was $2.5 million, and resulted primarily from funding net losses, increases in accounts receivable, and other current assets, offset partially by non-cash charges of approximately $1.1 million and by increases in accrued expenses and accounts payable. Net cash used in our operating activities in the fiscal year ended March 31, 2000, was $0.5 million, and resulted primarily from funding net losses, increases in accounts receivable, and other current assets, offset partially by non-cash charges of approximately $0.2 million and by increases in accrued expenses and accounts payable.



     Net cash provided by financing activities in the nine months ended December 31, 2000, was $2.9 million, and resulted from issuances of common and preferred stock, through which we raised net proceeds of $1.2 million, the issuance of promissory notes totaling $0.2 million, and the proceeds of an accounts receivable factoring line of credit with a commercial lender in the United States and a bank in Singapore, totaling $1.2 million. Net cash provided by financing activities in the fiscal year ended March 31, 2000, was $0.8 million, and resulted from the issuance of promissory notes totaling $0.6 million, issuances of common and preferred stock, through which we raised net proceeds of $0.1 million, and the proceeds of our accounts receivable factoring arrangement.


     As of December 31, 2000, we had cash and cash equivalents of $500. We believe that the net proceeds from this offering, together with our existing cash balances, will be sufficient to fund our operating and investing activities for at least the next 12 months. However, our long-term capital needs will depend on many factors that are difficult to predict, including the rate of growth of our net sales, future operating losses, the cost of continued software development and enhance technical capabilities, the cost of upgrading and maintain our network infrastructure and related systems and the size, timing and structure of any acquisitions that we may complete, if any. Any additional financings, if needed, may not be available on satisfactory terms, or at all. If future additional financing cannot be obtained, we may be required to scale back significantly our operations, and may be delayed or prevented from pursing our growth strategy and the achievement of our business plan. This would have a material adverse effect on our business, financial condition and results of operations. In addition, any future funding that is raised by the sale of equity securities may dilute the ownership of our existing stockholders.

EFFECTS OF INFLATION

     The impact of inflation and changing prices has not been significant on either our financial condition or results of operations. However, inflation may reduce demand for certain of the electronic products manufactured by our customers, which in turn may reduce demand for components by such customers.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


     We do not own any equity securities of third parties and, accordingly, a decline in the general condition of the stock market would not have a material adverse effect on our balance sheet. Our accounts receivable financing arrangements have variable interest rates based on the prime interest rate and/or the lender's cost of funds, which expose us to risk of earnings loss due to changes in such interest rates or cost of funds. Our notes payable have a fixed interest rate. The transactions of our Singapore subsidiary are denominated in the local currency of that country and we make no long-term advance purchases and, accordingly, we believe that our exchange rate exposure is minimal. We do not use derivatives in managing our balance sheet.


NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS No. 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collective referred to as derivatives), and for hedging activities. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company currently does not engage in, nor does it expect to engage in, derivative or hedging activities and, accordingly, the Company anticipates there will be no impact to its consolidated financial statements.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements ("SAB 101"). SAB 101 summarizes certain areas of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company believes that its current revenue recognition policies comply with SAB 101.

     In March 2000, the FASB issued Interpretation No. 44 ("FIN 44") "Accounting for Certain Transactions Involving Stock Compensation," which addresses certain accounting issues which arose under the previously established accounting principles relating to stock-based compensation. The adoption of this interpretation did not have a material effect on the Company's financial position or results of operations.

     In July 2000, the EITF reached a consensus on EITF Issue 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent." This consensus provides guidance concerning under what circumstances a company should report revenue based on (a) the gross amount billed to a customer because it has earned revenue from the sale of the goods or services or (b) the net amount retained (that is, the amount billed to the customer less the amount paid to a supplier) because it has earned a commission or fee. Application of the provisions of this consensus did not change the Company's existing accounting policies.

     The Company adopted SFAS No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information," during Fiscal 2001. SFAS 131 establishes standards for the way that public companies report information about operating segments and related disclosures about products and services, geographic areas and major customers in annual consolidated financial statements.

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

                                    BUSINESS
OVERVIEW

     We operate a web-enabled international exchange for electronic components that is designed to address two important needs within the electronics manufacturing industry: critical shortage requirements procurement and the disposition of excess inventory. Critical shortage requirements procurement is the process by which electronics manufacturers acquire components on an unscheduled basis due to unavailability of components from their primary distribution channels. The disposition of excess inventory is the process by which electronics manufacturers sell excess component inventories that arise from unscheduled or unexpected fluctuations in production requirements. Our exchange creates an efficient open marketplace that aggregates the available component inventories of our member component brokers and electronics manufacturers and matches them with the critical shortage requirements submitted by our customers. Our exchange helps our customers reduce the time and effort required to fill critical shortage requirements and sell excess components to avoid production stoppages and recover excess inventory costs, reduces the risk of arbitrary and opportunistic pricing, and provides more favorable delivery and payment terms.

INDUSTRY BACKGROUND

     The electronic components industry is comprised of component manufacturers, franchised distributors and various brokers and independent distributors that supply components to the electronics manufacturing industry. The electronics manufacturing industry is comprised principally of original equipment manufacturers and contract equipment manufacturers that produce electronic products worldwide. According to industry sources, the worldwide market for electronic components will exceed $440 billion in 2004, up from $220 billion in 1999.

     Electronics manufacturers must constantly forecast their component needs and procure sufficient quantities of the numerous components necessary to manufacture their products. However, this is a very difficult process. Acquiring too much inventory exposes the electronics manufacturer to the risk of inventory obsolescence, while a shortage of inventory can adversely affect its operations. Many electronics manufacturers use inventory management techniques such as "just in time" to maximize their profitability and minimize the risk of having unusable excess inventory, but are still often unable to avoid shortage and excess inventory problems.

     As a result of corporate inaccuracies in procurement, there is a growing marketplace for the purchase and sale of electronic components in shortage procurement or excess inventory disposition transactions.

Component Shortages

     If an electronics manufacturer fails to procure sufficient quantities of the numerous components necessary to manufacture its products, it may suffer production interruptions or delays or even temporary shut downs of production lines or manufacturing facilities, which can result in significant lost revenues and additional expenses. In addition, the inability to meet its customers' needs in a timely manner may result in damage to its reputation and the loss of customers, which can cause significant long-term damage to the manufacturer. When an electronics manufacturer faces component shortages it will typically first seek to obtain the required components from its primary distribution chain, which consists of component manufacturers and distributors. However, procuring these required components from its primary distribution chain on a timely basis is often made difficult or impossible due to various factors, including the following:

     - the manufacturer's customers may issue orders for products with delivery schedules too short to allow the manufacturer to obtain one or more of the components from its usual suppliers;

     - components may be unavailable from primary distribution channels;

     - changes may be made by the manufacturer to the component requirements of its existing products, or the electronics manufacturer may have inadequate or incorrect information regarding the component supplier's lead times; or

     - the electronics manufacturer may encounter unforeseen need for older components resulting from the need to repair existing products or changes to components that have not been incorporated into the electronics manufacturer's current designs.

     When the manufacturer cannot purchase these components from the primary distribution chain, it must acquire components on the open market. The open market for electronic components is comprised primarily of a large number of unassociated brokers and other component traders that range in size from one-person businesses to large organizations that buy and sell large quantities of components annually. These brokers and traders quote varying pricing for components based on current supply and demand conditions.

Excess Components

     Conversely, electronics manufacturers often find themselves with excess inventory of certain components due to certain practices, inefficiencies and unpredictability inherent in the electronics manufacturing industry, including the following:

     - while an electronics manufacturer is typically required to place noncancellable orders for components in advance, its customers are often permitted to reduce, cancel or reschedule their orders for the electronics manufacturer's products, leaving it with surplus components;

     - an electronics manufacturer may overestimate demand for its products or miscalculate its component requirements and order too many components; and

     - an electronics manufacturer's products may become obsolete, causing it to curtail or cancel production, creating component surpluses.

     Typically, an electronics manufacturer does not have the right to return the excess components to the manufacturer or distributor, and if such an electronics manufacturer is unable to use or sell the excess components, it may suffer financial losses. These losses often worsen over time as the components decline in value due to factors such as obsolescence caused by short product life cycles and declines in market demand. In the meantime, the excess inventory ties up valuable working capital, and the electronics manufacturer must bear the cost of carrying the excess inventory. In these situations, electronics manufacturers often seek to reduce their losses by selling their excess components on the open market.

Inefficiencies of the Conventional Open Market

     There are various inefficiencies inherent in the conventional open market for electronic components, including:

     - LIMITED ACCESS TO A FRAGMENTED MARKET. Since an electronics manufacturer typically only does business with a limited number of brokers, each of whom often brokers only certain types of components in limited geographic areas, the electronics manufacturer often only has effective access to a relatively small portion of the market for a given component. This reduces the likelihood that it will find a buyer or seller for the component and can result in arbitrary and opportunistic pricing that may substantially exceed the list price for the component.

     - TIME CONSUMING, LABOR-INTENSIVE PROCESS. Because of the fragmentation of the open market, an electronics manufacturer searching for a component often must make repeated inquiries of multiple brokers. This makes the process of attempting to locate parts in the open market both a time consuming and labor intensive process that can substantially reduce the time and resources otherwise available for typical planning and purchasing activities.

     - ARBITRARY, OPPORTUNISTIC PRICING. The fragmentation of the open market results in a lack of accurate information regarding the availability and pricing of components. Brokers can exploit this lack of information and charge substantial premiums to those seeking to fill component shortages, or quote sharply discounted prices to those seeking to sell excess components. In addition, the multiple inquiries an electronic manufacturer must make, together with the inquiries each contacted broker may make to locate the desired component, may have the effect of creating the appearance of greater demand for the component than actually exists, further driving up the price.

     - UNFAVORABLE PAYMENT AND DELIVERY TERMS. Generally, transactions in the open market occur on either a cash on delivery or payment in advance basis. It is often a substantial administrative inconvenience for electronic manufacturers, particularly larger firms, to conduct business on these terms. Additionally, payment in advance terms expose the electronics manufacturer to the risk of supplier fraud or non-conformance of components.

     The brokers who operate in the conventional open market must also deal with these inefficiencies. These brokers fall into two categories: stocking brokers, who maintain inventories of components for resale, and non-stocking brokers, who purchase components to fill specific customer orders. Due to the fragmentation of the market, each broker typically only has effective access to a relatively small portion of the market for its components, which reduces its selling opportunities. In addition, the broker must make numerous telephone calls to locate potential buyers and sellers for components, a very time consuming, labor-intensive process. Due to the lack of accurate information regarding the availability and pricing of components, these brokers, who often purchase components from other brokers, are also subject to the arbitrary and opportunistic pricing practices that exist in this market. Finally, since stocking brokers maintain inventories of components, they also face the risk of financial losses due to inventory obsolescence.

THE ICX ELECTRONICS SOLUTION

     We believe that our international exchange for the purchase and sale of electronic components offers electronics manufacturers a more effective alternative to conventional open market processes which enables them to reduce the consequences of component shortages and surpluses. Our exchange creates an efficient open marketplace that aggregates the available component inventories of our member component stocking brokers and electronics manufacturers and matches them with the critical shortage requirements submitted by our customers. By utilizing our proprietary technology, our exchange enables suppliers to competitively quote to fill our customers' critical component requirements. We believe that our exchange provides the following benefits to our customers and suppliers:

Benefits to Component Buyers


     - REDUCED TIME OF ACQUISITION. We currently have over 2,000 member brokers worldwide, and our data warehouse currently contains listings of over eight billion components, representing over one million unique part numbers. Our exchange enables electronics manufacturers to reach a larger number of component stocking brokers worldwide than they would be able to reach through conventional open market processes, thereby increasing the likelihood of locating the required component and decreasing the average time of acquisition.



     - INCREASED PROCUREMENT EFFICIENCY. Our exchange, which allows our customers to access supply information provided by our over 2,000 suppliers with a single contact, enables our customers to improve the productivity of their procurement operations by reducing the time-consuming and labor-intensive activities associated with conventional open market purchases.


     - MORE EFFICIENT PRICING MECHANISMS. By aggregating suppliers and automating the competitive quoting process, our exchange reduces the arbitrary and opportunistic pricing characteristics associated with pricing in the conventional open market. In addition, by reducing the number of inquiries made with respect to a given component, our exchange enables electronics manufacturers to reach more brokers without creating the appearance of greater demand for the component than actually exists.

     - VERIFICATION AND LOGISTICS MANAGEMENT. Unlike Internet-based procurement sites that merely match buyers and sellers, we purchase and take possession of the components, inspect them to verify compliance with the buyer's specifications, repackage them to avoid damage and ensure prompt delivery.

     - EASIER PAYMENT LOGISTICS. We generally make 30-day payment terms available to our customers. This provides a significant administrative and logistical convenience for our customers as compared with conventional open market purchases.

Benefits to Component Sellers

     - EXPANDED SELLING OPPORTUNITY. Our exchange gives our member brokers and electronics manufacturers access to a centralized worldwide database of component requirements of end-user buyers to which they might not otherwise have access. We believe that this increases the likelihood that the seller will locate a suitable buyer for their components.

     - IMPROVED SALES TIME. We believe that the increased access to potential buyers offered by our exchange can decrease the time required to sell components, which reduces the risk of component obsolescence caused by short product life cycles.

     - INCREASED SALES EFFICIENCY. Our exchange enables our suppliers to reach a large number of potential buyers through our exchange, thereby reducing the time-consuming, labor-intensive activities associated with attempting to sell surplus components on the open market.

BUSINESS STRATEGY

     Our objective is to establish our exchange as the preferred choice for electronics manufacturers and brokers seeking to buy and sell electronic components in the open market. The key elements of our strategy are described below.

     - EXPAND OUR USER BASE. We intend to expand our sales and marketing efforts to potential customers that have similar characteristics to our existing customer base. We believe that as we continue to expand our user base and increase the number of components listed in our data warehouse, our exchange will become increasingly effective in locating buyers and sellers for components. We believe that this will increase the perceived benefit of our exchange in the marketplace, resulting in further increases in users.

     - EXPAND INTERNATIONAL PRESENCE. We intend to conduct our international operations through subsidiaries in strategically located countries and regions throughout the world. We believe that by establishing local presences in these areas, we can more rapidly expand our customer and supplier base in those areas and thereby reduce our response time and increase our order fulfillment rates. In addition, we intend to enter into relationships with local and regional manufacturers and brokers to assist us in rapidly expanding our customer and supplier bases in these areas. Additionally, many of our existing customers have international operations and we intend to leverage our domestic relationship with them in order to assist them with their shortage and excess inventory needs overseas. We believe that increasing our presence in international markets provides an additional benefit to our suppliers by giving them access to markets where components that have become obsolete in their primary markets are still in commercial use.

     - ENHANCE FEATURES OF OUR EXCHANGE. We plan to expand the number and quality of value-added services offered by our exchange, and to continuously enhance our web site technology to both reduce response time and enhance our ability to match available components with customer requirements.

     - APPLY OUR TECHNOLOGY TO OTHER INDUSTRIES. We believe there are opportunities to apply our proprietary technology to create exchanges in other industries where:

      - the industry has critical procurement needs;

      - the procurement needs cannot be adequately fulfilled through conventional means; and

      - failure to fulfill the critical procurement needs has significant financial and other consequences.

- INTERNATIONAL OPERATIONS

       We intend to conduct our international operations through subsidiaries located in strategically selected foreign countries and regions. We plan to have each foreign subsidiary enter into business relationships with one or more selected local or regional companies in the financial or electronics manufacturing industry. These relationships may take the form of significant minority equity investments in the foreign subsidiary by the local or regional companies. We intend to maintain majority ownership of each international subsidiary, as well as majority representation on the subsidiary's Board of Directors or other governing body.

       We intend to enter into agreements with each of our international subsidiaries, which we expect will contain provisions including the following:

      - agreements regarding certain management services we will provide to the subsidiary and compensation to be paid to us in connection with such services;

      - licenses to use certain of our trademarks, software and other intellectual property in connection with the operation of the subsidiary's business;

      - covenants against permitting any restrictions on the payment of dividends or distributions by the subsidiary;

      - restrictions regarding the geographic area in which the subsidiary may conduct its business; and

      - restrictions on the issuance of equity securities and certain other transactions by the subsidiary.


       Each of our international subsidiaries will be connected to our network via the Internet, and our data warehouse will include the online inventory of each subsidiary. The component requirements submitted by each customer will be automatically checked against the supply information provided to us by each of our operations worldwide. Once a requested component is located and a purchase commitment received, the local subsidiary will purchase and take delivery of the component from wherever the seller is located and inspect, repackage and deliver the component to its customer.


THE ICX EXCHANGE PROCESS

     A transaction utilizing our exchange typically involves the following steps:

     - an electronics manufacturer submits a request for quote, specifying the component manufacturer and part number, the quantity needed, the required delivery date and certain other information, if desired. We electronically post this request on our Requirements Trading Board, which consists of a searchable database of all current component requirements submitted by our customers;


     - our proprietary exchange software automatically searches our Excess Trading Board, which consists of a searchable database of all surplus components which our electronics manufacturer customers are seeking to sell, and our data warehouse, which lists over one million unique part numbers submitted by and updated regularly by our pre-qualified stocking broker members, to locate the requested component;

     - if our software finds a match for the request, it automatically notifies the stocking broker(s) or electronics manufacturer(s) who have the requested component, inviting them to submit a quote. If our software does not find a match for the request, the request remains on our Requirements Trading Board for a specified period, where it is checked continuously against updates to our Excess Trading Board and our data warehouse;

     - suppliers respond to the notification by submitting to us a quote with respect to the requested component. This quotation process remains anonymous, and at no time does the electronics manufacturer know the identity of the suppliers submitting quotes;

     - if there is a lower price quote, our exchange software automatically notifies the suppliers who have submitted quotes and invites them to provide a lower quote;

     - once we have determined the lowest price quote, we provide a quote, which consists of the lowest price quoted with our profit margin added, to our customer; and

     - once our customer accepts our quote and issues a purchase order, we purchase the components from the supplier, inspect them at our ISO 9002 certified facilities, repackage them for safe shipping and to ensure seller anonymity and ship them to our customer, typically on the same day that we receive them from the supplier.

CUSTOMERS AND MARKETS

     Our primary customers are original equipment manufacturers and contract equipment manufacturers. We have elected to focus our primary marketing efforts on those customers that manufacture products for the personal computer, data communication, telecommunications and medical device markets. To date, we have received requests for quotations from approximately 1,500 electronics manufacturers principally located in the United States.

     We plan to establish majority-owned subsidiary operations in strategic international electronics manufacturing markets that will target electronics manufacturers in their respective markets. In August 2000, our first such subsidiary commenced operations in Singapore. For the nine months ended December 31, 2000, this subsidiary had $747,000 in revenues.

     The following is an alphabetical list of our top 10 electronics manufacturer customers worldwide by dollar volume of purchases from us during the nine months ended December 31, 2000:

Agilent Technologies                     SND Electronics
Biomerieux Vitek Inc.                    Solectron Corporation
Mitsubishi Electronics                   Valley Services Electronics
Sanmina Corporation                      Verticom, Inc.
SCI Systems Inc.                         Western Digital Corporation

SALES AND MARKETING

     We currently market our component exchange services through our internal sales force and the use of direct mail, targeted advertising, telemarketing and related techniques. We have chosen to market to well-defined market segments and strive to identify and target individuals within the purchasing operations of potential customers who are the decision-makers who choose whether to utilize our services.

     Our sales and marketing approach is designed to educate our target market about the problems associated in dealing with conventional open market processes and the benefits and advantages of our exchange. We also intend to launch additional sales and marketing programs to create awareness and attract new customer and suppliers to our exchange, both domestically and through our foreign subsidiaries. To achieve these goals, we intend to take advantage of the community offered by our existing membership base and engage in a variety of marketing activities such as advertising, direct mail, public relations and event marketing campaigns. We also expect to be active at industry trade shows and other available public forums.

LOGISTICS AND QUALITY ASSURANCE

     We currently maintain fulfillment centers in Lake Forest, California and Singapore, and plan to establish additional fulfillment centers in each of our international subsidiary operations. Our facilities in Lake Forest are ISO 9002 certified. Once we have agreed to terms with a supplier and customer, the supplier ships the components directly to our Lake Forest fulfillment center for customers located in the United States and to our Singapore fulfillment center for customers located in Asia. We inspect all components that we sell at our fulfillment centers to verify the part number, quantity and new condition of the components. Once components pass our inspection, we repackage the components in our own packaging to ensure safe transit as well as to protect the anonymity of our supplier. We typically ship the components to our customers on the same day that we receive them from the supplier.

     All of our sales are nonrefundable, provided that we may agree on a case-by-case basis to provide refunds for components that do not conform to a customer's order. We provide only pass-through warranties from component manufacturers, if any, to our customers.

TECHNOLOGY

     We have designed our software systems to be compatible with hardware systems provided by Sun, IBM and many other major providers. We have the ability to move our entire system on short notice to any database compatible to the Open Database Connectivity standard. By using flexible software development tools, we are able to exploit the best systems currently available as well as those that may become available in the future. We believe that our strategy of using standard computer hardware, software and related protocol components and redundant computing resources enables us to accommodate increasing numbers of transactions while, at the same time, increasing the reliability of our Internet-based business operations. Our website is currently IBM-certified. We believe that our standards-based approach will allow us to increase our connectivity with application service providers, our customers and suppliers and others.

     We plan to continue to enhance our existing systems, including improving our existing connection of data warehouses to the Internet, our intelligent parts matching techniques and our contact management technology. We believe these enhancements will extend our ability to provide an effective and competitive trading exchange.

INTELLECTUAL PROPERTY

     We regard our software, hardware and operating processes as proprietary and rely on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions, including employee and third-party nondisclosure agreements, to protect our proprietary rights. We also seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford some limited protection. The laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. We require that our employees enter into confidentiality agreements as a condition of their employment.

COMPETITION

     The market for electronic components is highly competitive, containing various different companies which include, but are not limited to, component manufacturers, distributors, brokers, excess inventory re-distribution businesses. Some of these companies have developed and implemented e-commerce offerings while others rely on conventional methods. In addition, certain electronics manufacturers may develop their own component purchase and sale services. Some of our competitors have established strategic alliances which may create additional competitive product and service offerings. We also expect there are, or will be, other types of potential competitors that we have not yet identified. Accordingly, competition in our market may increase in the future.

     Many of our current and potential future competitors may have significantly greater financial, technical, marketing and other resources than us. They also may have greater brand recognition, larger customer and supply bases and longer operating histories than we do. In addition, our competitors may partner with, receive investments from or be acquired by larger and more well-established companies. As a result of such alliances, these competitors may be able to make significantly greater investments of financial and technical resources in product and service development and consequently, be able to provide more competitive, cost-effective solutions than we can. They also may be better positioned to respond to new or emerging technologies and changes in customer requirements and to devote greater resources to marketing and promotional efforts.

     We cannot assure you that we will be able to compete successfully against current and potential competitors and, as a result, we may experience a loss of customers, reduced operating margins or increased operating costs, any of which may have a material adverse effect on our business, financial condition, and results of operations.

EMPLOYEES

     As of March 1, 2001, we had approximately 40 full time employees in the United States and approximately 14 full time employees in Asia. Of these 34 were in sales and marketing, 16 were in management, administration and finance and four were in customer service, information technology and customer support. None of our employees are represented by unions and there have not been any work stoppages at any of our facilities. We believe that our relationship with our employees is good.

FACILITIES

     Our corporate headquarters are located in San Clemente, California, where we lease approximately 3,500 square feet of office space under a lease that expires in August 2002 and approximately 3,000 square feet under a lease expiring in October 2003. Our North America fulfillment center is located in Lake Forest, California, where we lease approximately 1,200 square feet of warehouse and office space under a lease that expires in May 2002. Our Asian subsidiary leases approximately 3,800 square feet of warehouse and office space in Singapore under a lease expiring in 2003.

LEGAL PROCEEDINGS

     In the ordinary course of business, we may be subject to claims, lawsuits and other legal proceedings. We are not currently a party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES


     The following table sets forth certain information as of March 15, 2001 with respect to each person who is our director, executive officer or key employee.


                NAME                   AGE                           POSITION
                ----                   ---                           --------
Gary E. Lotzer.......................  53     Chairman of the Board of Directors, President and
                                              Chief Executive Officer
James P. Butler......................  52     Chief Financial Officer and Secretary
John J. Simonelli....................  42     Chief Operating Officer
Peter Shikli.........................  50     Chief Technology Officer
Bruce K. Edwards.....................  42     Vice President, Marketing and Business Development
Kenan O. Barrett.....................  53     Vice President, Finance and Administration
Deborah A. Vierra....................  49     Vice President, Sales and Procurement
George L. Bragg(1)(2)................  68     Director

-------------------------
(1) Member of the audit committee
(2) Member of the compensation committee

EXECUTIVE OFFICERS AND KEY EMPLOYEES

     GARY E. LOTZER is our founder and has served as our Chairman of the Board of Directors, Chief Executive Officer and President since April 1999. Mr. Lotzer also served as our Secretary from April 1999 to March 2001. Prior to founding ICX Electronics, Mr. Lotzer was the Chief Financial Officer of GC Management, Inc., an independent electronics distribution and value added services company, and its related entities from 1995 through February 1999. In 1993 Mr. Lotzer co-founded Qtron, Inc., a contract electronics manufacturer, and served as its Chief Financial Officer until 1995.

     JAMES P. BUTLER has served as our Chief Financial Officer since June 2000. From June 2000 to March 2001, Mr. Butler also served as Chief Operating Officer. Prior to joining us, Mr. Butler served as an independent management consultant from November 1999 to June 2000. From 1997 to October 1999 Mr. Butler was the Chief Financial Officer of MicroTel International, Inc., a manufacturer and international distributor of telecommunications products and electronic subsystem assemblies. From 1996 to 1997, Mr. Butler was the Chief Financial Officer and Chief Operating Officer of Peritronics Medical, Inc., a provider of turnkey clinical computer systems to hospitals. From 1995 through 1996, Mr. Butler was the Chief Financial Officer of InnoServ Technologies, Inc., a supplier of products and services in the high-tech diagnostic imaging marketplace.

     JOHN J. SIMONELLI joined us in March 2001 as our Chief Operating Officer. From 1999 to March 2001, Mr. Simonelli served as an independent consultant and as Interim President/Chief Operating Officer of huddle247, Inc., a B2B application service provider. From 1998 to 1999, Mr. Simonelli served as President and Chief Operating Officer of Business Systems Specialties, Inc., a systems integration company. From 1990 to 1998, Mr. Simonelli served in several management positions with American Express Financial Services, including regional director and co-founder of its Business Services Division. He serves on the Board of Directors of Ocean Technology Systems, Inc.

     PETER SHIKLI joined us in May 2000 as our Chief Technology Officer. Prior to joining us, Mr. Shikli founded BusinessWare, Inc., a web site development company, in 1995 and has served as its President and Chief Executive Officer since that time.

     BRUCE K. EDWARDS joined us in April 2000 as our Vice President of Marketing and Business Development. Prior to joining us, from 1982 to 2000 Mr. Edwards served in several management positions with Dun & Bradstreet, a provider of business credit and marketing information, including as District Manager of United States Sales from 1997 to 2000.

     KENAN O. BARRETT joined us in May 1999 as Vice President of Finance and Administration. Prior to joining us, he served as a financial analyst for GC Management, an international electronics distribution company from 1997 to 1999, as an accountant for Lockheed Martin, an aerospace company from 1996 to 1997, and as accounting/business operations manager for the University of Phoenix, Southern California, from 1989 to 1996.

     DEBORAH A. VIERRA joined us in March 1999 as Vice President of Sales and Procurement. Prior to joining us, she was sales manager for GC Management, Inc., an international electronics distribution company, from 1998 to 1999, and sales manager for IEC, an electronics distributor, from 1991 to 1998.

BOARD OF DIRECTORS

     GEORGE L. BRAGG joined our Board of Directors in October 2000. Mr. Bragg has been an independent investor since 1994. Previously, Mr. Bragg served as President and Chief Executive Officer of Nichols Institute, a medical testing laboratory, from 1993 to 1994, and as Vice Chairman of Western Digital Corporation from 1990 to 1993. Mr. Bragg has served as a director of several public and private technical, financial and medical related firms. Mr. Bragg has also held positions as a senior executive of Leasing Solutions, Inc., Sooner Federal Savings, Memorex Telex Corporation, the Telex Corporation and Memorex Corporation.

NOMINEES TO THE BOARD OF DIRECTORS

     The following individuals have been nominated for election to our Board of Directors, and each has indicated to us that he intends to join our Board in April 2001:

     WESLEY H. BURKHART has been Chairman and Chief Executive Officer of Magnecomp International Ltd, a manufacturer of suspension assemblies for the disk drive industry, since 1984. Mr. Burkhart is also a co-founder of the Magnecomp Group of Companies.

     JAY WILT has been Executive Vice President of Viasystems-Portland Inc, an electronics manufacturing services company since November 2000. From 1988 to 2000, Mr. Wilt was Executive Vice President and Chief Operating Officer of Laughlin-Wilt Group, Inc., an electronics manufacturing services company.


     DONALD C. WATTERS has been President and Chief Operating Officer of eSynch Corporation, a streaming media corporation, since 1999. From 1997 to 1999, Mr. Watters was President and Chief Executive Officer of Kiss Software Corporation, a software development company. From 1992 to 1996, Mr. Watters was Vice President of worldwide sales for TouchStone Software, a software development company.


BOARD COMPOSITION

     Our bylaws presently provide that the number of directors shall be fixed from time to time by the Board of Directors within a range of five to nine, currently set at five. Our Board of Directors currently has two members and three vacancies. Each Director holds office for a term extending until the next annual meeting of stockholders or until his successor shall be duly elected and qualified. All of the directors' terms expire at the 2001 annual meeting.

     Our Board of Directors currently has two committees, a compensation committee and an audit committee. The compensation committee consists of Mr. Bragg. We expect that, upon the appointment of Mr. Burkhart to the Board of Directors, the compensation committee will consist of Messrs. Bragg and Burkhart. The compensation committee reviews and recommends the salaries and bonuses of our officers, establishes compensation and incentive plans and determines other fringe benefits.

     The audit committee consists of Mr. Bragg. We expect that, upon the appointment of Messrs. Watters and Wilt to the Board of Directors, the audit committee will be comprised of Messrs. Bragg, Watters and Wilt. The audit committee recommends engagement of our independent public accountants and is primarily responsible for approving the services performed by our independent accountants and for reviewing and evaluating our accounting principles and our system of internal controls.

DIRECTOR COMPENSATION

     To date we have not provided cash or equity compensation to our directors. We intend to provide compensation to our future non-employee directors in the form of grants of stock options or rights to purchase common stock. In addition, while our directors do not currently receive cash compensation for attendance at Board of Director or committee meetings, in the future non-employee directors may receive compensation for attendance and may be reimbursed for certain expenses in connection with such attendance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     Our Board of Directors established the compensation committee in March 2001. Prior to establishing the compensation committee, our Board of Directors as a whole performed the functions delegated to the compensation committee. No executive officer serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors.

EXECUTIVE COMPENSATION

     During the fiscal year ended March 31, 2000, we paid $147,231 in salary to Gary E. Lotzer, our President and Chief Executive Officer. Mr. Lotzer did not receive any bonus or other reportable annual compensation during such fiscal year. No other executive officer was paid total salary and bonus in excess of $100,000 for services rendered in all capacities to us during such fiscal year.

     We did not grant to Mr. Lotzer any stock option or stock appreciation right during the fiscal year ended March 31, 2000. Mr. Lotzer did not exercise any stock options during the fiscal year ended March 31, 2000, and he did not hold any unexercised stock options as of December 31, 2000.

EMPLOYMENT AGREEMENT

     Prior to the closing of this offering, we intend to enter into an employment agreement with Gary E. Lotzer, our President and Chief Executive Officer, pursuant to which he will continue to serve in such positions. Such agreement will have an initial term of three years and will provide for an initial base salary of $200,000 per year, as well as for certain bonus eligibility and other perquisites. Such agreement will further provide that, in the event Mr. Lotzer's employment is terminated without cause during the term, Mr. Lotzer will receive severance equal to 12 months of his then-current base salary.

ADVISORY BOARD

     We currently maintain an Advisory Board, comprised of individuals possessing particular expertise or experience in various areas pertaining to our business. Currently, our Advisory Board has eight members. Our Advisory Board members serve for one year terms, renewable annually by mutual agreement of the parties. As consideration for their services, we have granted to each Advisory Board member nonstatutory options to purchase a number of shares of our common stock ranging from 5,000 to 15,000, based upon the amount of time committed to be spent on our activities. In the future, we intend to compensate our Advisory Board members by an initial grant of 10,000 nonstatutory stock options for their first year of service, and 5,000 options for each year thereafter.

1999 STOCK INCENTIVE PLAN

     In June 1999, we adopted the 1999 Stock Incentive Plan. The purpose of the 1999 Plan is to provide participants with incentives which will encourage them to support the execution of our business strategies and the achievement of our goals, to provide participants with an opportunity to participate in the ownership of the corporation and to better align the interests of such participants with those of our stockholders. The 1999 Plan provides for the granting of incentive stock options, within the meaning of

Section 422 of the Internal Revenue Code of 1986, as amended, and for the grant of nonstatutory stock options and stock purchase rights to employees, directors, officers, consultants and other service providers.


     A total of 1,000,000 shares of our common stock have been authorized for issuance under the 1999 Plan. As of December 31, 2000, options to purchase 470,475 shares were issued and outstanding, 35,000 shares of restricted common stock had been sold, and 494,525 shares remained available for the grant of additional options or stock purchase rights. In addition, the 1999 Plan provides that the number and kind of shares and the price per share subject to outstanding option agreements, rights to purchase, and stock purchase agreements authorized for issuance under the Plan may be adjusted in the event of a recapitalization, stock split, combination of shares, reclassification, stock dividend, or other similar changes in capital structure, in order to preserve, as nearly as practical, but not to increase, the benefits to participants.


     The 1999 Plan is administered by our Board of Directors. Immediately following this offering, the 1999 Plan will be administered by our compensation committee, which will consist of two or more outside directors within the meaning Section 162(m) of the Internal Revenue Code. The administrator has sole discretion and authority, consistent with the provisions of the 1999 Plan, to determine which eligible participants will receive options and/or rights to purchase, the terms of options and/or rights to purchase granted, the number of shares which will be subject to options and/or rights to purchase, and the form of consideration payable upon exercise.

     The exercise price of incentive stock options must not be less than the fair market value of a share of common stock on the date the option is granted (110% with respect to optionees who own at least 10% of the outstanding common stock). The Board of Directors has the authority to determine the time or times at which options granted under the 1999 Plan become exercisable, provided that options expire no later than ten years from the date of grant (five years with respect to optionees who own at least 10% of the outstanding common stock and options granted to other than a consultant or employee who is either an officer or director must become exercisable at a rate of at least 20% per year). Options are nontransferable, other than by will and the laws of descent and distribution, and generally may be exercised only by an employee while employed by us or within 30 days after voluntary termination of employment (one year for termination resulting from death or disability).

     In the event we are subject to a change in control, all outstanding options immediately will become exercisable in full, and our right to repurchase shares of restricted stock will expire, immediately prior to the change in control. However, if the company acquiring us assumes outstanding options, vesting of options will not accelerate unless the person holding an option thereafter is terminated involuntarily within twelve months of the change in control.

     Unless terminated sooner, the 1999 Plan will terminate automatically in 2009. In addition, we have the authority to amend, suspend or terminate the 1999 Plan, provided that no such action may affect any share of common stock previously issued and sold or any option previously granted under the 1999 Plan without the optionee's written consent.

EMPLOYEE STOCK PURCHASE PLAN

     In March 2001, our Board of Directors adopted our Employee Stock Purchase Plan, to be effective upon completion of this offering. A total of 250,000 shares of common stock have been reserved for issuance under our Employee Stock Purchase Plan. Our Employee Stock Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended, will be administered by the Board of Directors or by a committee appointed by the Board of Directors. Employees are eligible to participate if they are customarily employed for at least 30 hours per week and have been employed for more than 90 days. Employees who own more than 5% of our outstanding stock may not participate. Our Employee Stock Purchase Plan permits eligible employees to purchase common stock through payroll deductions which may not exceed the lesser of 20% of any employee's compensation, or $10,000.00 per calendar year.

     Our Employee Stock Purchase Plan will be implemented by six month offering periods with purchases occurring each January 1 and July 1, provided that the first offering period will commence on the date of this prospectus.

     The purchase price of the common stock under our Employee Stock Purchase Plan will be equal to 85% of the fair market value per share of common stock on either the start date of the offering period or on the purchase date, whichever is less. Employees may end their participation in an offering period at any time during that period, and participation ends automatically on termination of employment with us. In the event of a proposed dissolution or liquidation of our company, the offering period in progress will terminate immediately prior to the consummation of the proposed action, unless otherwise provided for by our Board of Directors. If there is a proposed sale of all or substantially all of our assets or the merger of our company with or into another company, then the offering period in progress will be shortened and a new exercise date that is before the sale or merger will be set. Our Employee Stock Purchase Plan will terminate in March 2011, unless sooner terminated by the Board of Directors.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Our bylaws provide that we may indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence by indemnified parties, and permits us to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. Prior to the closing of this offering, we expect to have in place liability insurance for our officers and directors.

     We expect to enter into indemnification agreements with each of our officers and directors containing provisions that require us to, among other things, indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to cover our directors and officers under any of our liability insurance policies applicable to our directors and officers. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

401(k) PLAN

     In January 2000, we adopted the ICX Electronics, Inc. 401(k) Plan covering our qualified employees. Our 401(k) Plan is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended, so that contributions to the 401(k) Plan by employees or by us, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) Plan, and so that we can deduct any contributions that we make, at the time they are made. Participants may make pre-tax contributions to the plan of up to 15% of their eligible earnings, subject to statutorily prescribed annual limits. The 401(k) Plan permits us, but does not require us, to make additional matching contributions on behalf of all participants. We did not make matching contributions to the 401(k) Plan during 2000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH DIRECTORS, NOMINEES AND OFFICERS

     Mr. Lotzer has personally guaranteed our $2.5 million credit facility with Business Alliance Credit Corp., as well as $750,000 in principal amount of promissory notes to third parties. We expect to use approximately $1.7 million of the proceeds from this offering to repay such notes in full and to retire certain amounts outstanding under such credit facility. Mr. Lotzer has informed us that he intends to request a release from his personal guaranty of the credit facility in connection with this repayment. Mr. Lotzer serves as our Chairman of the Board of Directors, Chief Executive Officer and President.

     In April 2000, we granted to George Bragg, one of our directors, options under our 1999 Stock Incentive Plan to purchase 15,000 shares of common stock at an exercise price of $1.50 per share. In November 2000, we sold to Mr. Bragg 35,000 shares of restricted common stock under our 1999 Stock Incentive Plan at a purchase price of $1.50 per share.


     In January 2001, we sold to Jay Wilt, one of our director nominees, 10,000 shares of our Series C convertible preferred stock at a purchase price of $5.00 per share and issued to Mr. Wilt a warrant to purchase up to 10,000 shares of our common stock at an exercise price of $8.00 per share.



     In March 2001, we sold to Don Watters, one of our director nominees, 10,000 shares of our Series C convertible preferred stock at a purchase price of $5.00 per share and issued to Mr. Watters a warrant to purchase up to 5,000 shares of our common stock at an exercise price of $8.00 per share.



     In March 2000, we entered into a consulting agreement with BusinessWare, Inc., a software developer, pursuant to which BusinessWare has developed the proprietary software used in our exchange. We have paid BusinessWare a total of approximately $120,000 under this Agreement. Peter Shikli, one of our executive officers, is President and Chief Executive Officer of BusinessWare.


TRANSACTIONS WITH MAGNECOMP INTERNATIONAL LTD.

     Mr. Wesley Burkhart is a nominee to serve as a member on our Board of Directors and is Chairman and Chief Executive Officer of Magnecomp International Limited. Magnecomp beneficially owns more than 10% of our outstanding common stock on an as-converted basis.


     In April 2000, we entered into an agreement with Magnecomp to sell Magnecomp up to 425,000 shares of our Series B convertible preferred stock and issued to Magnecomp a warrant to purchase up to 500,000 shares of our Series B convertible preferred stock at an exercise price of $4.00 per share. Pursuant to the terms of the agreement, Magnecomp purchased 250,000 shares of our Series B convertible preferred stock in April 2000 for a purchase price of $4.00 per share and is obligated to exercise such warrant to purchase 250,000 shares of our Series B preferred stock upon the filing of the registration statement of which this prospectus is a part. In the event that, upon the closing of this offering, the total amount of our outstanding common stock and our outstanding options and warrants to purchase common stock exceeds 4,625,000 shares, we may be obligated to issue additional shares to Magnecomp without additional consideration in proportion to the amount of such excess. We do not expect to be required to issue such additional shares.


     In September 2000, we obtained a bridge financing loan from Magnecomp in the amount of $250,000, with interest at a rate of 10.75% accruing on a monthly basis.

     In February 2001, we gave a Limited Continuing Guaranty of SGD 1,500,000 for a credit facility for our subsidiary, ICX Electronics Asia Pte Ltd. Magnecomp International owns 40% of ICX Electronics Asia Pte Ltd.

TRANSACTIONS WITH VIOLO VENTURES

     Violo Ventures beneficially owns more than 10% of our outstanding common stock on an as-converted basis.

     In November 1999, we sold to Violo Ventures 280,000 shares of our common stock at a price of $0.36 per share and in March 2000 issued to Violo Ventures a warrant to purchase 160,000 shares of our Series A convertible preferred stock at an exercise price of $1.00 per share.


     In March 2000, we obtained a bridge financing loan from Violo Ventures in the principal amount of $100,000, with interest at an annual rate of 12% accruing on a monthly basis.


     In March 2001, Violo Ventures exercised its warrant for 160,000 shares of our Series A convertible preferred stock by payment of $48,000 in cash and forgiveness of its loan to us in the amount of $100,000 and accrued interest on such loan in the amount of $12,000.

     We believe that all related-party transactions described above were on terms no less favorable than could have been otherwise obtained from unaffiliated third parties. All future transactions between us and any director, officer or principal stockholder will be subject to approval by a majority of the disinterested members of our Board of Directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information with respect to the beneficial ownership of our common stock as of March 29, 2001, and as adjusted to reflect the sale of common stock offered in this offering for:

     - each person (or group of affiliated persons) who is known by us to beneficially own more than 5% of our common stock;

     - each of our directors and director nominees;

     - each of our executive officers; and

     - all of our directors and executive officers as a group.

     Applicable percentage ownership in the following table is based on the number of shares of common stock outstanding as of March 29, 2001, as adjusted to reflect the automatic conversion of all shares of convertible preferred stock outstanding as of March 29, 2001 into 713,750 additional shares of common stock upon the closing of this offering.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of March 29, 2001, are deemed beneficially owned and outstanding for computing the percentage of the person holding such securities, but are not considered outstanding for computing the percentage of any other person. The address for those individuals for which an address is not otherwise indicated is: ICX Electronics, Inc., 400 Camino de Estrella, San Clemente, California 92672.


                                                                                  PERCENT OF CLASS
                                                                          ---------------------------------
 NAME AND ADDRESS OF BENEFICIAL OWNERS(1)    SHARES BENEFICIALLY OWNED    BEFORE OFFERING    AFTER OFFERING
 ----------------------------------------    -------------------------    ---------------    --------------
Gary E. Lotzer.............................          1,000,000                 49.3%                   %

Magnecomp International Ltd.(2)
Wesley H. Burkhart.........................            750,000                 29.7%                   %
  1 Finlayson Green, #15-20
  Singapore 049246
Violo Ventures Limited(3)..................            440,000                 21.7%                   %
  25 Kallang Basih Industrial Estate
  Singapore 339416
Kris Ramani(4).............................            150,000                  7.4%                   %
  2878 E. Imperial Highway
  Brea, California 92821
George L. Bragg(5).........................             55,000                  2.7%                   %
Jay Wilt(6)................................             20,000                  1.0%                  *
Donald C. Watters(7).......................             15,000                    *                   *
All directors, director nominees and
  executive officers as a group (8
  persons)(8)..............................          1,863,250                 72.4%                   %


-------------------------
 *  Less than 1%

(1) As of March 29, 2001 there were issued and outstanding 1,315,000 shares of common stock, and 713,750 shares of convertible preferred stock, for an as converted aggregate of 2,028,750 shares of common stock.

(2) Consists of 500,000 shares of Series B convertible Preferred Stock subject to warrants held by Magnecomp International Ltd. that are exercisable within 60 days and 250,000 shares of Series B convertible Preferred Stock held by Magnecomp International Ltd. Mr. Burkhart is Chairman and Chief Executive Officer of Magnecomp International Ltd. Mr. Burkhart disclaims beneficial ownership of the shares and warrants owned by Magnecomp International Ltd. except to the extent of his pecuniary interest therein, if any.

(3) Consists of 280,000 shares of common stock and 160,000 shares of Series A convertible preferred stock.

(4) Consists of 150,000 shares of Series A convertible preferred stock.

(5) Includes 15,000 shares subject to options that are exercisable within 60 days.

(6) Includes 10,000 shares subject to warrants that are exercisable within 60 days.

(7) Includes 5,000 shares subject to warrants that are exercisable within 60 days.


(8) Includes 545,250 shares subject to options or warrants that are exercisable within 60 days. Includes 8,000 shares held by BusinessWare, Inc. Peter Shikli is President and Chief Executive Officer of BusinessWare, Inc. Mr. Shikli disclaims beneficial ownership of the shares owned by BusinessWare, Inc. except to the extent of his pecuniary interest therein, if any.


                          DESCRIPTION OF CAPITAL STOCK

     Upon the closing of this offering, our authorized capital stock will consist of 20,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share. We currently have outstanding 1,315,000 shares of common stock and 963,750 shares of preferred stock, assuming the exercise of a warrant to purchase 250,000 shares of convertible preferred stock upon the filing of the registration statement of which this prospectus is a part.

COMMON STOCK

     There will be                shares of common stock outstanding after
giving effect to the conversion of all outstanding shares of our convertible preferred stock into common stock and the sale of the shares of common stock we are offering hereby. All outstanding shares of common stock are, and the common stock to be issued in this offering will be, fully paid and nonassessable.

     The following summarizes the rights of holders of our common stock:

     - each holder of common stock is entitled to one vote per share on all matters to be voted upon by the stockholders;

     - subject to preferences that may be applicable to the holders of outstanding shares of preferred stock, if any, the holders of common stock are entitled to receive such lawful dividends as may be declared by the Board of Directors;

     - upon our liquidation, dissolution or winding up, and subject to the rights of the holders of outstanding shares of preferred stock, if any, the holders of shares of common stock shall be entitled to receive on a pro rata basis all of our assets remaining for distribution after satisfaction of all our liabilities and the payment of any liquidation preference of any outstanding preferred stock;

     - there are no redemption or sinking fund provisions applicable to our common stock; and

     - there are no preemptive or conversion rights applicable to our common stock.

PREFERRED STOCK

     Upon the closing of this offering, there will be no shares of preferred stock outstanding because each issued and outstanding share of Series A, Series B and Series C convertible preferred stock will be converted into one share of our common stock. Prior to the closing of this offering, we intend to amend our certificate of incorporation to authorize our Board of Directors, without further action by the stockholders, to create and issue one or more series of preferred stock and to fix the rights, preferences and privileges thereof. Among other rights, the Board of Directors may determine, without further vote or action by our stockholders:

     - the number of shares constituting the series and the distinctive designation of the series;

     - the dividend rate on the shares of the series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series;

     - whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;

     - whether the series will have conversion privileges and, if so, the terms and conditions of conversion;

     - whether or not the shares of the series will be redeemable or exchangeable, and, if so, the dates, terms and conditions of redemption or exchange, as the case may be;

     - whether the series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of the sinking fund; and

     - the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

     Although we presently have no plans to issue any shares of preferred stock, any future issuance of shares of preferred stock, or the issuance of rights to purchase preferred shares, may delay, defer or prevent a change of control in our company or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of the common stock.

WARRANTS


     We currently have outstanding warrants to purchase an aggregate of 574,316 shares of our common stock, as converted upon the closing of this offering and assuming the exercise of a warrant to purchase 250,000 shares of convertible preferred stock upon the filing of the registration statement of which this prospectus is a part, as follows:


     - 250,000 shares at an exercise price of $4.00 per share expiring in 2001;

     - 278,000 shares at an exercise price of $1.00 per share expiring in 2003;

     - 3,200 shares at an exercise price of $1.50 per share expiring in 2003;


     - 11,716 shares at an exercise price of $4.00 per share expiring in 2003;



     - 1,600 shares at an exercise price of $5.00 per share expiring in 2003;



     - 25,000 shares at an exercise price of $8.00 per share expiring in 2006;


     - 3,200 shares at an exercise price of $1.50 per share expiring in 2007;
       and

     - 1,600 shares at an exercise price of $4.00 per share expiring in 2007.

REGISTRATION RIGHTS

     Holders of 20,000 shares of our Series C convertible preferred stock and warrants to purchase 37,000 shares of our capital stock have the right to include their shares or warrants in certain registration statements we file, so that those shares or warrants may be publicly resold. The holders of Series C convertible preferred stock do not have the right to include their shares in this registration statement and the underwriters of any underwritten public offering will have the right to exclude all such shares from such offering. The holders of such warrants have the right to include their warrants in this registration statement; provided, however, that our underwriters in this offering and underwriters of any other underwritten public offering have the right to exclude all such shares from such offering.

     The registration rights for the holders of the Series C convertible preferred stock will terminate two years after this offering is completed, provided that the registration rights for any particular stockholder will terminate earlier if such stockholder can sell his or her shares under Rule 144 promulgated under the Securities Act in any three-month period, we have completed our initial public offering and such stockholder's shares represent less than 1% of the outstanding shares of our common stock. We will pay all expenses relating to any such registration.

DELAWARE ANTI-TAKEOVER LAW

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this section prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless:

     - prior to the date at which the stockholder became an interested stockholder the Board of Directors approved either the business combination or the transaction in which the person became an interested stockholder;

     - the stockholder acquires more than 85% of the outstanding voting stock of the corporation, excluding shares held by directors who are officers or held in certain employee stock plans, upon consummation of the transaction in which the stockholder becomes an interested stockholder; or

     - the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation, excluding shares held by the interested stockholder, at a meeting of the stockholders, and not by written consent, held on or subsequent to the date of the business combination.

An interested stockholder is a person who, together with affiliates and associates, owns, or at any time within the prior three years did own, 15% or more of the corporation's voting stock. A business combination includes, without limitation, mergers, consolidations, stock sales and asset-based transactions and other transactions resulting in a financial benefit to the interested stockholder.

ANTI-TAKEOVER EFFECTS OF CHARTER PROVISIONS


     As amended prior to the closing of this offering, some provisions of our certificate of incorporation and bylaws may have an anti-takeover effect and may delay, defer or prevent a tender offer, takeover attempt or change in management that a stockholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. These provisions include:


     - AUTHORIZED BUT UNISSUED SHARES. Following the closing of this offering, our Board of Directors will have the authority to issue up to 10,000,000 shares of preferred stock and approximately 15,000,000 shares of common stock without stockholder approval. These additional shares may be issued for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved capital stock could discourage or make more difficult an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

     - LIMITATION OF LIABILITY. Our bylaws authorize us to provide indemnification to our directors and officers if they are made party to litigation by reason that such person was acting on our behalf and in good faith. This provision may reduce likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against a director for breach of their duty of care.

     - ADVANCE NOTICE PROVISIONS. Our bylaws contain advance notice provisions for nominations for election to our Board of Directors and for proposals to be acted on by our stockholders at stockholder meetings. Any nomination or proposal that does not comply with these provisions will not be allowed. This may make it more difficult to change the composition of our Board of Directors or to propose a transaction which could result in a change in control.

     - NO STOCKHOLDER ACTION BY WRITTEN CONSENT. Our certificate of incorporation requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a written consent.

TRANSFER AGENT

     The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Suite 200, Glendale, California. Its telephone number is (818) 502-1404.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices and adversely affect our ability to raise additional capital in the capital markets at a time and price favorable to us.

     Upon completion of this offering and assuming no exercise of outstanding
options or warrants after December 31, 2000, we will have             shares of
common stock outstanding (            shares if the over-allotment option is
exercised in full). Of these shares, all of the shares of common stock sold in this offering, plus any shares sold as a result of the underwriters' exercise of the over-allotment option, will be freely tradable without restriction under the Securities Act.

     The remaining approximately 2,278,750 shares of outstanding common stock, assuming the exercise of a warrant to purchase 250,000 shares of convertible preferred stock upon the filing of the registration statement of which this prospectus is a part, held by existing stockholders are restricted securities under the Securities Act and are subject to lock-up agreements. Restricted securities as defined under Rule 144 were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act of 1933, as amended. These shares may be sold in the public market only if registered or pursuant to an exemption from registration, such as Rule 144, Rule 144(k) or Rule 701 under the Securities Act of 1933, as amended.

LOCK-UP AGREEMENTS

     All of our officers, directors, warrant holders, option holders and stockholders have agreed, pursuant to lock-up agreements, that they will not offer, sell, contract to sell, pledge or otherwise dispose of, swap or hedge the shares of common stock owned by them or any securities convertible into or exchangeable for shares of common stock, for 12 months following the date of this prospectus. The lock-up agreements contain exceptions upon the prior written consent of WestPark Capital, Inc. Upon the expiration of the lock-up agreements, approximately 2,278,750 shares of our common stock will be eligible for resale pursuant to Rule 144 subject to certain restrictions under Rule 144 regarding volume and manner of resale.

RULE 144

     Under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, including persons who may be deemed our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of the following:

     - one percent of the number of shares of common stock then outstanding
       (equal to approximately             shares upon completion of this
       offering); or

     - the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, and notice requirements and the availability of current public information about us.

RULE 144(k)

     Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless subject to the contractual lock-up restrictions above or otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

RULE 701

     Under Rule 701 as currently in effect, persons who purchase shares upon exercise of options granted prior to the effective date of this initial public offering may sell such shares in reliance on Rule 144. Such sales need not comply with the holding period requirements of Rule 144. In the case of non-affiliates, these sales need not comply with the public information, volume limitations or notice provisions of Rule 144.

STOCK OPTIONS

     We intend to file, after the closing of this offering, a Form S-8 registration statement under the Securities Act to register all shares of common stock issuable under the 1999 Stock Incentive Plan. This registration statement will become effective immediately upon filing, and shares covered by this registration statement will thereupon be eligible for sale in the public markets, subject to any lock-up agreements applicable thereto and Rule 144 limitations applicable to affiliates. See "Management -- 1999 Stock Incentive Plan," "Description of Capital Stock -- Registration Rights" and "Underwriting."

                                  UNDERWRITING

     Subject to the terms and conditions contained in the underwriting agreement, the underwriters named below, for which WestPark Capital, Inc. and are acting as representatives, have agreed to purchase from us the respective number of shares of common stock set forth opposite each underwriter's name:

                    NAME OF UNDERWRITER                       NUMBER OF SHARES
                    -------------------                       ----------------
WestPark Capital, Inc.......................................

                                                                  -------
     Total..................................................
                                                                  =======

     The underwriting agreement provides that the obligations of the several underwriters are subject to approval of certain legal matters by their counsel and other conditions. The nature of the underwriters' obligations is that they are obligated to purchase and pay for all the shares of common stock offered hereby, if any shares are purchased. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

     The underwriters propose initially to offer stock directly to the public at the public offering price set forth on the cover page of this prospectus and to
certain dealers at such price less a concession not in excess of $     per
share. After the initial offering of the shares, the offering price and other selling terms may be changed by the representatives of the underwriters. The representatives have advised us that the underwriters do not expect sales to accounts for which any of the underwriters will exercise discretion as to such sale to exceed 5% of the total number of shares offered hereby.

     We intend to apply to list our common stock on the American Stock Exchange under the symbol "ICX."

     Each of our executive officers, directors and other security holders has agreed that they will not, without the prior written consent of WestPark Capital, Inc. (which consent may be withheld in its sole discretion) dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing to a date 365 days after such date.

     We have granted to the underwriters an option, exercisable for 45 days from
the date of this prospectus, to purchase up to                additional shares
at the initial public offering price, less the underwriting discounts, all as set forth on the cover page of this prospectus. The underwriters may exercise such option only to cover over-allotments made in connection with the sale of common stock in this offering. To the extent this option is exercised, each underwriter will become obligated, subject to limited conditions, to purchase approximately the same percentage of additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in
full, the total price to the public would be $          million, the total
underwriters' discounts and commissions would be $          million and total
proceeds to us would be $          million.

     The offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     Upon completion of this offering, we will sell to the representatives for
$100 a warrant to purchase                shares of common stock. The
representatives' warrant will become exercisable one year after the effective date of this offering at a per share exercise price equal to 120% of the initial public offering price and will expire five years from the effective date of this offering. The representatives' warrant and underlying shares of common stock will be restricted from sale, transfer, assignment or hypothecation for a period of one year from the date of this prospectus, except to the representatives, underwriters, selling group members and their officers or partners. During the exercise period, holders of the representatives' warrants are entitled to certain demand and incidental rights with respect to the shares of common stock issuable upon exercise of the representatives' warrant. The common stock issuable on exercise of the representatives' warrant is subject to adjustment in certain events to prevent dilution.

     We will pay the representatives a nonaccountable expense allowance of 2.5% of the gross proceeds of the offering, of which an aggregate of $50,000 has been paid to date. The nonaccountable expense allowance will include proceeds from the over-allotment option, if exercised. The representatives' expenses in excess of these legal fees and the nonaccountable expense allowance will be borne by the representatives.

     We have agreed to retain WestPark Capital, Inc. as a consultant, to continue the development of stockholder and other investors' interest, for a period of 12 months following this offering at a rate of $12,000 per quarter, the first payment of which will be made concurrently with the closing of this offering.

     We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, and to contribute to payments which the underwriters may be required to make regarding these liabilities.

     The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the American Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

     Neither we nor the underwriters can predict the effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriters represent that the underwriters will engage in such transactions. If commenced, such transactions may be discontinued at any time without notice. It is anticipated that certain of the underwriters will make a market in the common stock on completion of this offering, as permitted by applicable law. The underwriters are not obligated to make a market in the common stock and if they do so may discontinue making a market at any time. There is no assurance an active trading market will ever develop for the common stock.

     A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering, including the representatives. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

     Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiations between the representatives and us. The principal factors considered in determining the initial public offering price will include:

     - the information set forth in this prospectus and otherwise available;

     - the history and the prospects for the industry in which we will compete;

     - the ability of our management;

     - our prospects for future earnings;

     - the present state of our development and our current financial condition;

     - the general condition of the securities markets at the time of this offering; and

     - the recent market prices of, and the demand for, publicly traded stock of generally comparable companies.

     The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California. Certain legal matters in connection with this offering will be passed upon for the representatives of the underwriters by Kirkpatrick and Lockhart LLP, Los Angeles, California. Certain investment partnerships composed of certain current and former stockholders of Stradling Yocca Carlson & Rauth own shares of our Series C preferred stock that will automatically convert into an aggregate of 10,000 shares of our common stock upon the closing of this offering.

                                    EXPERTS

     The financial statements of ICX Electronics, Inc. as of and for the years ended March 31, 2000 and 1999, included in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports (which contains an explanatory paragraph regarding our ability to continue as a going concern), appearing elsewhere in this prospectus and are included in reliance upon such reports given upon the authority of BDO Seidman, LLP as experts in accounting and auditing.

                   HOW TO GET ADDITIONAL INFORMATION ABOUT US

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. Statements contained in this prospectus relating to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified by such reference. For further information with respect to ICX Electronics and the common stock, reference is made to the registration statement and the exhibits and schedules thereto.

     A copy of the registration statement may be inspected without charge at the public reference facilities of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Securities and Exchange Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of the registration statement may be obtained at the prescribed rates from the Public Reference Section of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549 and its public reference facilities in New York, New York and Chicago, Illinois, upon the payment of the fees prescribed by the Securities and Exchange Commission. The registration statement is also available through the Securities and Exchange Commission's web site on the world wide web at http://www.sec.gov.

     Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the Securities and Exchange Commission's public reference rooms, our web site and the web site of the Securities and Exchange Commission referred to above. Information on our web site does not constitute a part of this prospectus.

                             ICX ELECTRONICS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Annual Audited Financial Statements.........................
Report of Independent Certified Public Accountants..........   F-2
Balance Sheet at March 31, 2000.............................   F-3
Statements of Operations for the Years Ended March 31, 2000
  and March 31, 1999........................................   F-4
Statements of Shareholders' Equity (Deficit) for the Years
  Ended March 31, 2000 and March 31, 1999...................   F-5
Statements of Cash Flows for the Years Ended March 31, 2000
  and March 31, 1999........................................   F-6
Notes to Financial Statements...............................   F-7
Unaudited Interim Financial Statements......................
Condensed Consolidated Balance Sheets at December 31, 2000
  (unaudited) and March 31, 2000............................  F-20
Condensed Consolidated Statements of Operations for the Nine
  Months Ended December 31, 2000 and 1999 (unaudited).......  F-21
Condensed Consolidated Statements of Shareholders' Deficit
  for the Nine Months Ended December 31, 2000 and 1999
  (unaudited)...............................................  F-22
Condensed Consolidated Statements of Cash Flows for the Nine
  Months Ended December 31, 2000 and 1999 (unaudited).......  F-23
Notes to Condensed Consolidated Financial Statements
  (unaudited)...............................................  F-24

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
ICX Electronics, Inc.

     We have audited the accompanying balance sheet of ICX Electronics, Inc. ("Successor Company") as of March 31, 2000, and the related statements of operations, shareholders' equity (deficit) and cash flows for the year ended March 31, 2000, and for the period from March 1, 1999 through March 31, 1999. We have also audited the statements of operations, shareholders' equity (deficit) and cash flows of ADS CAD/CAM Mart Inc. ("Predecessor Company") for the period from April 1, 1998 through February 28, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the Successor Company financial statements referred to above present fairly, in all material respects, the financial position of ICX Electronics, Inc. at March 31, 2000, and the results of its operations and its cash flows for the year ended March 31, 2000, and for the period from March 1, 1999 through March 31, 1999. Further, in our opinion, the Predecessor Company financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Predecessor Company for the period from April 1, 1998 through February 28, 1999 in conformity with accounting principles generally accepted in the United States of America.

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered substantial recurring losses and negative cash flows from operations, and expects to incur additional losses and negative cash flow from future operations. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/  BDO SEIDMAN, LLP

Costa Mesa, California
August 16, 2000, except as to
  the first paragraph of Note 8, which
  is as of August 31, 2000.

                             ICX ELECTRONICS, INC.

                                 BALANCE SHEET

                                                              MARCH 31, 2000
                                                              --------------
ASSETS
Current assets:
Cash........................................................   $    49,900
Accounts receivable, net of allowance for doubtful accounts
  of $12,800 (Note 4).......................................       215,600
Inventory...................................................         2,700
Prepaid and other current assets............................        15,900
                                                               -----------
     Total current assets...................................       284,100
Property and equipment, net (Notes 3 and 5).................        77,800
Website development and other related intangibles, net......       178,200
                                                               -----------
                                                               $   540,100
                                                               ===========
LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
Line of credit (Note 4).....................................   $   106,300
Current portion of notes payable and capitalized lease
  obligation (Note 5).......................................       609,200
Accounts payable............................................       262,800
Accrued payroll, benefits and related costs.................       281,800
Other accrued expenses......................................       140,500
                                                               -----------
     Total current liabilities..............................     1,400,600
Notes payable and capitalized lease obligations, less
  current portion (Note 5)..................................        52,900
                                                               -----------
Total liabilities...........................................     1,453,500
                                                               -----------
Commitments and contingencies (Notes and 5 and 8)
Subsequent events (Notes 5, 6 and 9)
Shareholders' deficit (Note 6)
Preferred stock; 10,000,000 shares authorized...............
  Series A convertible preferred stock, $.01 par value;
     authorized 2,000,000 shares; issued and outstanding
     25,000 shares (aggregate liquidation preference of
     $25,000)...............................................           300
  Series B convertible preferred stock, $.01 par value;
     authorized 1,000,000 shares; issued and outstanding 0
     shares.................................................            --
  Series C convertible preferred stock, $.01 par value;
     authorized 100,000 shares; issued and outstanding 0
     shares.................................................            --
Common stock, $.001 par value; authorized 20,000,000 shares;
  issued and outstanding 1,280,000..........................         1,300
Additional paid-in capital..................................       278,400
Accumulated deficit.........................................    (1,193,400)
                                                               -----------
     Total shareholders' deficit............................      (913,400)
                                                               -----------
                                                               $   540,100
                                                               ===========

See report of independent certified public accountants and accompanying notes to financial statements.

                             ICX ELECTRONICS, INC.

                            STATEMENTS OF OPERATIONS

                                                                             SUCCESSOR
                                                          PREDECESSOR      OPERATIONS --
                                                         OPERATIONS --          FROM
                                                         APRIL 1, 1998     MARCH 1, 1999       PROFORMA
                                        YEAR ENDED          THROUGH           THROUGH       MARCH 31, 1999
                                      MARCH 31, 2000   FEBRUARY 28, 1999   MARCH 31, 1999     YEAR ENDED
                                      --------------   -----------------   --------------   --------------
                                                                                             (UNAUDITED)
Net sales...........................   $   809,500        $        --        $      --        $      --
Cost of sales.......................       589,400                 --               --               --
                                       -----------        -----------        ---------        ---------
Gross profit........................       220,100                 --               --               --
Operating expenses:
  Selling, general and
     administrative.................     1,028,200                 --               --               --
  Depreciation and amortization.....        36,200                 --               --               --
                                       -----------        -----------        ---------        ---------
Loss from operations................      (844,300)                --               --               --
Other expense (income):
  Interest expense..................       186,200                 --               --               --
  Other, net........................        42,200                 --               --               --
                                       -----------        -----------        ---------        ---------
Loss before income taxes and
  discontinued operations...........    (1,072,700)                --               --               --
Income taxes (Note 7)...............           800                 --              800              800
                                       -----------        -----------        ---------        ---------
Loss from continuing operations.....    (1,073,500)                --             (800)            (800)
Loss from discontinued operations...            --            (60,400)         (44,700)        (105,100)
Loss on disposal of discontinued
  operations, including provision
  for phase-out period of $74,400...            --                 --          (74,400)         (74,400)
                                       -----------        -----------        ---------        ---------
Net loss............................   $(1,073,500)       $   (60,400)       $(119,900)       $(180,300)
                                       ===========        ===========        =========        =========
Basic and diluted loss per share:
  Continuing operations.............   $     (0.97)       $        --        $      --        $      --
  Discontinued operations...........            --              (0.06)           (0.12)           (0.18)
                                       -----------        -----------        ---------        ---------
Net loss per share..................   $     (0.97)       $     (0.06)       $   (0.12)       $   (0.18)
                                       ===========        ===========        =========        =========
Weighted average number of common
  shares outstanding during the
  year..............................     1,107,900          1,000,000        1,000,000        1,000,000
                                       ===========        ===========        =========        =========

See report of independent certified public accountants and accompanying notes to financial statements.

                             ICX ELECTRONICS, INC.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                    SERIES A
                                   CONVERTIBLE                                         RETAINED         TOTAL
                                 PREFERRED STOCK      COMMON STOCK      ADDITIONAL     EARNINGS     SHAREHOLDERS'
                                 ---------------   ------------------    PAID-IN     (ACCUMULATED      EQUITY
                                 SHARES   AMOUNT    SHARES     AMOUNT    CAPITAL       DEFICIT)       (DEFICIT)
                                 ------   ------   ---------   ------   ----------   ------------   -------------
PREDECESSOR COMPANY
Balance at March 31, 1998......      --    $ --    1,000,000   $1,000    $113,000    $     3,800     $   117,800
Distribution to predecessor
  shareholder (Note 6).........      --      --           --       --          --        (33,700)        (33,700)
Net loss.......................      --      --           --       --          --        (60,400)        (60,400)
                                 ------    ----    ---------   ------    --------    -----------     -----------
Balance at March 1, 1999.......      --      --    1,000,000    1,000     113,000        (90,300)         23,700
Recapitalization effects of
  purchase (Note 1)............      --      --           --       --     (84,000)        90,300           6,300
                                 ------    ----    ---------   ------    --------    -----------     -----------
SUCCESSOR COMPANY
Balance at March 1, 1999.......      --      --    1,000,000    1,000      29,000             --          30,000
Net loss.......................      --      --           --       --          --       (119,900)       (119,900)
                                 ------    ----    ---------   ------    --------    -----------     -----------
Balance at March 31, 1999......      --      --    1,000,000    1,000      29,000       (119,900)        (89,900)
Sale of common stock (Note
  6)...........................      --      --      280,000      300      99,700             --         100,000
Sale of preferred stock (Note
  6)...........................  25,000     300           --       --      24,700             --          25,000
Warrants issued as interest....      --      --           --       --      76,400             --          76,400
Options issued as interest.....      --      --           --       --      39,900             --          39,900
Options issued as
  compensation.................      --      --           --       --       8,700             --           8,700
Net loss.......................      --      --           --       --          --     (1,073,500)     (1,073,500)
                                 ------    ----    ---------   ------    --------    -----------     -----------
Balance at March 31, 2000......  25,000    $300    1,280,000   $1,300    $278,400    $(1,193,400)    $  (913,400)
                                 ======    ====    =========   ======    ========    ===========     ===========

See report of independent certified public accountants and accompanying notes to financial statements.

                             ICX ELECTRONICS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                      SUCCESSOR
                                                                   PREDECESSOR      OPERATIONS --
                                                                  OPERATIONS --          FROM
                                                                  APRIL 1, 1998     MARCH 1, 1999       PROFORMA
                                                 YEAR ENDED          THROUGH           THROUGH       MARCH 31, 1999
                                               MARCH 31, 2000   FEBRUARY 28, 1999   MARCH 31, 1999     YEAR ENDED
                                               --------------   -----------------   --------------   --------------
                                                                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss.....................................   $(1,073,500)        $ (60,400)        $(119,900)       $(180,300)
Loss from discontinued operations............            --            60,400           119,100          179,500
                                                -----------         ---------         ---------        ---------
Loss from continuing operations..............    (1,073,500)               --              (800)            (800)
  Adjustments to reconcile net loss to cash
     used in continuing operations:
     Depreciation and amortization...........        11,200                --                --               --
     Amortization of website development
       costs and other related intangibles...        25,000                --                --               --
     Allowance for doubtful accounts.........        12,800                --                --               --
     Warrants issued as interest.............        76,400                --                --               --
     Options issued as interest..............        39,900                --                --               --
     Options issued as compensation..........         8,700                --                --               --
     Changes in operating assets and
       liabilities:
       Accounts receivable...................      (228,400)               --                --               --
       Inventory.............................        (2,700)               --                --               --
       Prepaid and other assets..............       (15,900)               --                --               --
       Accounts payable......................       262,800                --                --               --
       Accrued payroll, benefits and related
          costs..............................       281,800                --                --               --
       Other accrued expenses................        70,500                --                --               --
                                                -----------         ---------         ---------        ---------
Cash used in continuing operations...........      (531,400)               --              (800)            (800)
Cash used in discontinued operations.........      (108,300)         (175,800)          (10,800)        (186,600)
                                                -----------         ---------         ---------        ---------
Cash used in operations......................      (639,700)         (175,800)          (11,600)        (187,400)
                                                -----------         ---------         ---------        ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net purchases of furniture and equipment...       (54,500)               --            (3,700)          (3,700)
  Investment in website development costs and
     other related intangibles...............       (43,200)               --                --               --
                                                -----------         ---------         ---------        ---------
Cash used in investing activities............       (97,700)               --            (3,700)          (3,700)
                                                -----------         ---------         ---------        ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from line of credit...........       106,300                --                --               --
  Proceeds from issuance of notes payable....       549,300                --                --               --
  Payments on capital lease obligation.......          (600)               --                --               --
  Proceeds from sale of preferred stock......        25,000                --                --               --
  Proceeds from sale of common stock.........       100,000                --                --               --
                                                -----------         ---------         ---------        ---------
Cash provided by financing activities........       780,000                --                --               --
                                                -----------         ---------         ---------        ---------
Net increase (decrease) in cash and cash
  equivalents................................        42,600          (175,800)          (15,300)        (191,100)
Cash and cash equivalents at beginning of
  year.......................................         7,300           198,400            22,600          198,400
                                                -----------         ---------         ---------        ---------
Cash and cash equivalents at end of year.....   $    49,900         $  22,600         $   7,300        $   7,300
                                                ===========         =========         =========        =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Cash paid during the year for:
     Interest................................   $    43,000         $      --         $      --        $      --
                                                ===========         =========         =========        =========
     Income taxes............................   $       800         $      --         $     800        $     800
                                                ===========         =========         =========        =========
SUPPLEMENTAL DISCLOSURES OF NON-CASH
  INVESTING AND FINANCING ACTIVITIES:
  Assets acquired under capital lease........   $    23,400         $      --         $      --        $      --
                                                ===========         =========         =========        =========
  Note payable issued for website development
     costs...................................   $    90,000         $      --         $      --        $      --
                                                ===========         =========         =========        =========

See report of independent certified public accountants and accompanying notes to financial statements.

                             ICX ELECTRONICS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

     ICX Electronics, Inc. (formerly ICX Electronics.com) (the "Company") operates a web-enabled international exchange for electronic components.

     The Company is the successor to ADS CAD/CAM Mart, Inc. which was incorporated in California in January 1987. Effective March 1, 1999, the Company's current Chairman and CEO acquired 100% of the issued and outstanding shares of the Company. In April 1999, the Company began the execution of an e-commerce strategy specializing in becoming a global specialty supply chain solution partner to the electronics industry. The Company presently conducts its operations from its facilities in San Clemente and Lake Forest, California. In August 2000, the Company commenced operation of ICX Electronics Asia PTE Ltd., located in Singapore. (See Note 9.)

     Following the change in ownership in March 1999, the Company discontinued the computer sales and network integration operations in which it had been engaged since inception and implemented its current business strategy. The discontinued operations were phased out during the year ended March 31, 2000 and are presented as discontinued operations in the accompanying statements of operations and cash flows.

ACCOUNTING FOR ACQUISITION

     Prior to the acquisition on March 1, 1999, the Company distributed certain assets with a net carrying value totaling $33,700 to its sole shareholder (Note
6). The aggregate purchase price totaled $30,000. Goodwill of $6,300 was recorded at the time of purchase and subsequently written off in March 1999. Goodwill write-off is included in loss from discontinued operations in the accompanying financial statements.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

CONCENTRATION OF CREDIT RISK

     Financial instruments, which potentially expose the Company to concentration of credit risk, consist primarily of cash and accounts receivable. The Company places its cash with a federally insured commercial bank in California. At times, cash balances may be in excess of the amounts insured by the Federal Deposit Insurance Corporation. The Company believes it is not exposed to any significant credit risk on cash.

     The Company's accounts receivable results from sales to a broad customer base. The Company extends credit to its customers based upon an evaluation of the customer's financial condition and credit history and generally does not require collateral. The Company has not experienced significant write-offs or bad debt, and actual credit losses are provided for in the financial statements which consistently have been within management's expectations.

RISKS AND UNCERTAINTIES

     As a result of the Company's limited operating history, prospective investors have limited operating and financial data about the Company on which to base an evaluation of its performance and an

                             ICX ELECTRONICS, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

investment in its capital stock. There can be no assurances that the Company will be able to generate sufficient revenue to achieve or sustain profitability, meet working capital and debt service requirements or compete successfully in the electronic components procurement market.

     The Company is in the early stages of its operations and is subject to the business risks of a start-up organization, which include the substantial risk of business failure.

INVENTORY

     Inventory consists of product held for resale and is stated at the lower of cost (first-in, first-out) or market (net realizable value).

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed principally using the straight-line method over the useful lives of the assets (or lease term, if shorter) as follows:

Computer software........................................      3 years
Computer and communications equipment....................      5 years
Furniture and fixtures...................................  3 - 7 years
Leasehold improvements...................................      3 years

     Maintenance and repairs are expensed as incurred while renewals and betterments are capitalized.

WEB SITE DEVELOPMENT COSTS AND OTHER RELATED INTANGIBLES

     The Company follows the provisions of SOP 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1") and Emerging Issues Task Force 00-2, "Accounting for Website Development Costs" ("EITF 00-2"). SOP 98-1 requires that entities capitalize certain costs related to internal use software once certain criteria have been met. EITF 00-2 further clarifies which types of website development costs should be capitalized versus expensed as incurred.

     Website development costs that are software acquisitions and enhancements intended to extend and/or improve significantly the original product are capitalized; all other costs are expensed as incurred. website development costs and other related intangibles totaling $203,200 were capitalized during the year ended March 31, 2000. No website development costs were capitalized in prior periods. As of March 31, 2000, capitalized website development costs and other related intangibles, net of amortization of $25,000, was $178,200.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. This statement defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of March 31, 2000, the fair value of all financial instruments approximated carrying value. The carrying amount of cash, accounts receivable, line of credit, accounts payable and accrued expenses are reasonable estimates of their fair value because of the short maturity of these items. The Company believes the carrying amounts of its notes payable approximate fair value because of the short maturity of these items and because the interest rates on these instruments approximate market interest rates.

                             ICX ELECTRONICS, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LONG-LIVED ASSETS

     The Company reviews the carrying amount of its long-lived assets and identifiable intangible assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

REVENUE RECOGNITION

     The Company recognizes revenue at the time of shipment. All sales are made under the terms of "FOB shipping point."

PRODUCT WARRANTIES

     The Company provides warranties for its products that are equivalent to those provided by the manufacturer, which are generally for one year.

INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount to be recovered. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

     Prior to March 1999, the Company elected to be taxed under Section 1362 of the Internal Revenue Code as an S corporation, which provides that, in lieu of corporate income taxes, the shareholders account for the pro rata share of the Company's items of income, deductions, losses and credits. Following the change in ownership in March 1999, the Company revoked its S corporation election and is now taxed as a C corporation.

STOCK-BASED COMPENSATION

     The Company accounts for stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board APB Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees," and complies with the disclosure provision of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation." Accordingly, no compensation cost is recognized for its employee stock option plans, unless the exercise price of options granted is less than fair market value on the date of grant.

                             ICX ELECTRONICS, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ADVERTISING COSTS

     All costs associated with advertising are expensed as incurred. During the year ended March 31, 2000, advertising expenses totaled approximately $5,000.

LOSS PER SHARE

     Basic loss per share is computed as net loss divided by the weighted average number of common shares outstanding for the year. Diluted loss per share reflects the potential dilution that could occur from common share issuable through stock options, warrants and other convertible securities. Basic and diluted loss per share are the same, as the effect of common stock equivalents on loss per share is anti-dilutive for both years presented. As of March 31, 2000, the Company has total potential common share equivalents through stock options, warrants and Series A convertible preferred stock of 667,800.

COMPREHENSIVE INCOME

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, ("SFAS 130") "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements and is effective for fiscal years beginning after December 15, 1997. The Company adopted SFAS No. 130 in its fiscal year ended March 31, 1999. The Company had no comprehensive income items to report for any years presented.

SEGMENT INFORMATION

     The Company follows the provisions of Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 changes the way companies report selected segment information in annual financial statements and requires companies to report selected segment information in interim financial reports to shareholders. The Company operates solely in one operating segment, the development and marketing of an online facility for the purchase and distribution of electronic components and computer products. Furthermore, the Company only operated in one geographic location, the United States, during the fiscal year ended March 31, 2000.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS No. 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company currently does not engage in, nor does it expect to engage in, derivative or hedging activities and, accordingly, the Company anticipates there will be no impact to its financial statements.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements ("SAB 101"). SAB 101 summarizes certain areas of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company believes that its current revenue recognition policies comply with SAB 101.

                             ICX ELECTRONICS, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     In March 2000, the FASB issued interpretation No. 44 ("FIN 44") "Accounting for Certain Transactions Involving Stock Compensation," which addresses certain accounting issues which arose under the previously established accounting principles relating to stock-based compensation. The adoption of this interpretation did not have a material effect on the Company's financial position or results of operations.

     In July 2000, the EITF reached a consensus on EITF Issue 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent." This consensus provides guidance concerning under what circumstances a company should report revenue based on (a) the gross amount billed to a customer because it has earned revenue from the sale of the goods or services or (b) the net amount retained (that is, the amount billed to the customer less the amount paid to a supplier) because it has earned a commission or fee. Application of the provisions of this consensus did not change the Company's existing accounting policies of reporting on a gross basis.

2. GOING CONCERN

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has suffered substantial recurring losses and negative cash flow from operations, and expects to incur additional losses and negative cash flow from operations. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     The Company has taken certain actions in an effort to become profitable and improve cash flow from operations in the future. These actions include seeking new revenue opportunities and additional financing sources including private placement of additional equity securities and an initial public offering of the Company's common stock. Management continues to implement plans to increase revenues, reduce existing cost structures, improve operating efficiencies and strengthen the Company's operating infrastructure. There can be no assurances that management will be successful in the implementation of its plans.

3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                         MARCH 31, 2000
                                                         --------------
Furniture and fixtures.................................     $ 34,400
Equipment under capital lease..........................       23,400
Leasehold improvements.................................       32,700
                                                            --------
                                                              90,500
Accumulated depreciation and amortization..............      (12,700)
                                                            --------
                                                            $ 77,800
                                                            ========

4. LINE OF CREDIT

     In June 1999, the Company entered into a factoring agreement with a commercial lender, borrowings under which are based on an advance rate of 75% of eligible accounts receivable. The agreement requires the Company to pay the lender a discount ranging between 2% and 8% of the gross amount of invoices for which advances are made, depending on when payment is received and a commission of 2.5% of the amount of each invoice for which no advance is requested by the Company (resulting in an effective

                             ICX ELECTRONICS, INC.

4. LINE OF CREDIT (CONTINUED)

interest rate of 76.0% for the year ended March 31, 2000). The agreement can be terminated by the Company or the lender, with 30 days notice, on any date subsequent to June 30, 2000. At March 31, 2000, Company had $106,300 outstanding under this agreement. The Company incurred related discounts and commissions of $47,600 for the year ending March 31, 2000, which has been included in interest expense in the accompanying statement of operations. The maximum balance outstanding on the line of credit was $146,000, and the average balance outstanding was approximately $75,500 during the year ended March 31, 2000. The agreement is personally guaranteed by the Company's current CEO and majority shareholder.

5. NOTES PAYABLE AND CAPITALIZED LEASE OBLIGATIONS

     A summary of notes payable and capitalized lease obligation is as follows:

                                                         MARCH 31, 2000
                                                         --------------
Notes payable..........................................    $ 639,300
Capital lease obligation...............................       22,800
                                                           ---------
                                                             662,100
Less current portion...................................     (609,200)
                                                           ---------
                                                           $  52,900
                                                           =========

     The notes payable consist of borrowings from several individuals and corporations. Such borrowings bear interest at rates from 10% to 12% per annum and have maturity dates from June 2000 to December 2001. The notes are personally guaranteed by the Company's current CEO and majority shareholder. In connection with such borrowings, the Company granted options to purchase the Company's common stock and issued warrants to purchase shares of the Company's Series A Convertible Preferred Stock (See Note 6).

     Following a private placement in April 2000 of shares of the Company's Series B preferred stock (See Note 6), the Company repaid $265,000 of the notes payable.

     The capital lease obligation represents the present value of future rental payments under a capital lease agreement for equipment. The Company leases its telecommunications system under a capital lease agreement with a term of 36 months and an interest rate of 6%. The original cost and accumulated amortization on the equipment under capital lease is $23,400 and $1,200, respectively, at March 31, 2000.

     Future payments required under the notes payable and capital lease are as follows:

                  YEARS ENDING MARCH 31,                     AMOUNT
                  ----------------------                    --------
  2001....................................................  $610,100
  2002....................................................    46,200
  2003....................................................     7,200
                                                            --------
                                                             663,500
  Less amounts representing interest on capital leases....    (1,400)
                                                            --------
                                                            $662,100
                                                            ========

                             ICX ELECTRONICS, INC.

6. SHAREHOLDERS' EQUITY

DIVIDENDS

     In connection with the change in ownership in March 1999, the former sole shareholder of the Company was paid an in-kind $33,700 S corporation distribution by the Company.

     Pursuant to state law, the Company may be restricted from paying dividends to it shareholders as a result of its accumulated deficit as of March 31, 2000.

COMMON STOCK

     In November 1999, the Company sold 280,000 shares of its common stock at $0.36 per share to a foreign investment fund.

PREFERRED STOCK

     In March 2000, the Company sold 25,000 shares of its Series A Convertible Preferred Stock ("Series A") at $1.00 per share for aggregate net proceeds of $25,000 to an individual. All of the Series A shares are convertible into shares of the Company's common stock on a share for share basis: (i) automatically upon the completion of an initial public offering ("IPO") of the Company's common stock or (ii) at the discretion of the Series A shareholder in advance of an IPO.

     All shares of preferred stock have a liquidation preference equal to the original issue price for each series. In the event the assets available for liquidation are insufficient to pay the full original issue price for all preferred shares, the liquidation amount will be prorated based upon the original issue price of all preferred stock. All other rights of the different series of preferred stock are identical.

STOCK OPTIONS PLAN

     In June 1999, the Board of Directors adopted the ICX Electronics, Inc. 1999 Stock Option Plan (the "Plan") which was subsequently approved by the shareholder. The Plan is a qualified stock option plan in accordance with
Section 422 of the Internal Revenue Code and provides for the issuance of both incentive and non-qualified stock options. Up to 1,000,000 stock options may be granted under the Plan. The Board may delegate some or all of its powers with respect to the Plan to one or more committees of the Board (the "Committee") which Committee shall consist of at least two members of the Board. The per share option price shall be determined by the Board or the Committee but the per share price with respect to any incentive stock options shall not be less than the fair market value of the common stock on the date of grant. All options granted vest in accordance with a vesting schedule established by the Board or the Committee. Subject to termination of employment, options may expire up to ten years from the date of grant and are nontransferable other than in the event of death, disability or certain other transfers that the Committee or the Board may permit.

     The Company accounts for stock-based compensation under the "intrinsic value" method of the provisions of APB No. 25. Under this method, no compensation expense is recorded for these plans and arrangements for employees whose grants provide for exercise prices at or above the market price on the date of grant. Compensation or other expense is recorded based on intrinsic value (excess of market price over exercise price on date of grant) for employees, and fair value of the option awards for others.

                             ICX ELECTRONICS, INC.

6. SHAREHOLDERS' EQUITY (CONTINUED)
     A summary of the status of the Company's stock option activity and related information for the year ended March 31, 2000 is shown below:

                                                                WEIGHTED AVERAGE
                                                     SHARES      EXERCISE PRICE
                                                     -------    ----------------
Outstanding at beginning of year...................       --         $  --
Granted............................................  216,600          0.51
Exercised..........................................       --            --
Canceled...........................................       --            --
                                                     -------         -----
Outstanding at end of period.......................  216,600         $0.51
                                                     =======         =====
Weighted average fair value........................                  $0.09
                                                                     =====


     Exercise prices for options outstanding as of March 31, 2000 generally ranged from $0.10 to $1.50 per share and the weighted average remaining contractual life for these options was 6.4 years.


     Options exercisable as of March 31, 2000 are as follows:

                                                              MARCH 31, 2000
                                                              --------------
Exercisable.................................................      126,600
                                                                 ========
Weighted Average Exercise Price.............................     $   0.80
                                                                 ========

     If the Company had instead elected the fair value method of accounting for stock-based compensation as defined in SFAS No. 123, compensation cost would be accrued at the estimated fair value of all stock option grants over the service period, regardless of later changes in stock prices and price volatility. The fair value at date of grant for options granted during the year ended March 31, 2000 has been estimated using the minimum value method with the following assumptions: no dividend yield; risk-free interest rate of 6.0% to 6.5% and an expected life of 3 to 10 years.

     Had the Company elected the fair value method of accounting for stock options, the Company's net loss and loss per share would have been increased to the following pro forma amounts for the year ended March 31, 2000:

NET LOSS
  As reported...............................................  $(1,073,500)
  Pro forma.................................................  $(1,083,000)
BASIC AND DILUTED LOSS PER SHARE
  As reported...............................................  $     (0.97)
  Pro forma.................................................  $     (0.98)

     Additional incremental compensation expense includes the excess of fair values of options granted during the year over any compensation amounts recorded for options whose exercise prices were less than the market value at date of grant, and for any expense recorded for non-employee grants. All such incremental compensation is amortized over the related vesting period, or expensed immediately if fully vested. The above calculations include the effects of all grants in the year presented. Because options often vest over several years and additional awards are made each year, the results shown above may not be representative of the effects on net loss in future years.

                             ICX ELECTRONICS, INC.

6. SHAREHOLDERS' EQUITY (CONTINUED)
     Subsequent to March 31, 2000, the Company issued the following options to employees and consultants of the Company:

                                                               NUMBER OF
                       EXERCISE PRICE                           OPTIONS
                       --------------                          ---------
    $1.00 ...................................................     1,000
     1.50 ...................................................   216,000
     5.00 ...................................................     5,000
    -----                                                       -------
    $1.58 ...................................................   222,000
    =====                                                       =======

WARRANTS

     In connection with various of the Company's notes payable (See Note 4), the Company granted warrants to purchase shares of the Company's Series A convertible preferred stock as follows:

                                                                     WARRANT PRICE
                                                   NUMBER OF    ------------------------
                                                    SHARES       PER SHARE       TOTAL
                                                   ---------    ------------    --------
Balance outstanding, March 31, 1999..............        --     $         --    $     --
Warrants issued..................................   421,200      1.00 - 1.50     422,800
                                                    -------     ------------    --------
Balance outstanding, March 31, 2000..............   421,200     $       1.00    $422,800
                                                    =======     ============    ========

     The warrants had a fair market value of approximately $76,400 upon issuance. The entire fair value of the warrants has been expensed during the year ended March 31, 2000 and has been included in interest expense in the accompanying statement of operations. The warrants have expiration dates ranging from June 21, 2002 to August 2, 2003. No warrants have been exercised.


     In March 2000, the Company entered into agreements with two individuals for services to be rendered as members of the Company's advisory board. As compensation for the first year of service, these advisory board members each received warrants to purchase 10,000 shares of common stock with an exercise price of $1.50 per share. The agreements are renewable annually upon the mutual agreement of the parties. Compensation for subsequent years will be warrants to purchase 5,000 shares of common stock of the Company with an exercise price equal to the fair market value of the Company's common stock on the date of grant.


     The Company is further obligated to issue additional 40,400 warrants per month to purchase the Company's Series A preferred stock to the lenders of certain notes, until such notes are repaid in full.

7. INCOME TAXES

     A reconciliation of income tax (benefit) expense from continuing operations provided at the Federal statutory rate (34%) to income tax (benefit) expense is as follows:

                                                              YEAR ENDED
                                                              MARCH 31,
                                                                 2000
                                                              ----------
Income tax benefit at federal statutory rate................  $(365,000)
  State income tax expense..................................        800
  Miscellaneous nondeductible expenses......................     57,200
  Losses with no current benefit............................    307,800
                                                              ---------
                                                              $     800
                                                              =========

                             ICX ELECTRONICS, INC.

7. INCOME TAXES (CONTINUED)

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                              MARCH 31, 2000
                                                              --------------
Deferred tax assets:
  Allowance for doubtful accounts...........................    $   5,100
  Accrued vacation..........................................        9,500
  Net operating loss carryforwards..........................      346,000
                                                                ---------
  Total deferred tax assets.................................      360,600
  Valuation allowance for deferred tax assets...............     (360,600)
                                                                ---------
  Deferred tax assets, net of reserve.......................    $      --
                                                                =========

     As of March 31, 2000, the Company has a federal net operating loss carryforward of approximately $868,700 which expires in 2020 and a state net operating loss carryforward of approximately $868,700 which expires in 2005.

     As a result of the Company's equity transactions, an annual limitation could be placed upon the Company's ability to realize the benefit of its net operating loss and credit carryforwards. The amount of this annual limitation has not been definitively determined at this time. Management believes sufficient uncertainty exists regarding the realizability of the deferred tax asset items and that a valuation allowance, equal to the net deferred tax asset amount, is required.

8. COMMITMENTS AND CONTINGENCIES

PAYROLL TAXES

     At March 31, 2000, the Company owed approximately $237,000 of unpaid payroll taxes for the 1999 calendar year and the first calendar quarter of 2000, which is included in accrued payroll benefits and related costs in the accompanying financial statements. The Company has paid the outstanding amount in full as of August 31, 2000.

LEASES

     The Company conducts its operations from leased facilities under operating leases that expire at various dates through 2002. The leases generally require the Company to pay all maintenance, insurance and property tax costs and contain provisions for rent increases. Total rent expense for the years ended March 31, 2000 and 1999 was approximately $68,700 and $9,700, respectively.

     Future minimum rental payments required under operating leases that have initial or remaining noncancellable lease terms in excess of one year are as follows:

                  YEARS ENDING MARCH 31,                     AMOUNT
                  ----------------------                    --------
2001......................................................  $ 76,200
2002......................................................    77,500
2003......................................................    29,200
                                                            --------
Total minimum lease payments..............................  $182,900
                                                            ========

                             ICX ELECTRONICS, INC.

8. COMMITMENTS AND CONTINGENCIES (CONTINUED)

LEGAL

     The Company is, from time to time, involved in legal proceedings, claims and litigation arising in the ordinary course of business. While the amounts claimed may be substantial, the ultimate liability cannot presently be determined because of considerable uncertainties that exist. Therefore, it is possible the outcome of such legal proceedings, claims and litigation could have a material effect on quarterly or annual operating results or cash flows when resolved in a future period. However, based on facts currently available, management believes such matters will not have a material adverse affect on the Company's financial position, results of operations or cash flows.

EMPLOYEE BENEFIT PLANS

     The Company sponsors a defined contribution plan ("401(k) Plan") covering its employees. Participants may make voluntary pretax contributions to such plans up to the limit as permitted by law. An annual contribution to the 401(k) Plan by the Company is discretionary. No contributions by the Company have been made to the 401(k) Plans to date.

9. SUBSEQUENT EVENTS

SALE OF PREFERRED STOCK

     On April 25, 2000, the Company entered into a Share Purchase Agreement (the "Agreement") to sell up to 925,000 shares of the Company's Series B Convertible Preferred Stock ("Series B") to a corporation located in Singapore. Under the terms of the Agreement, the purchaser acquired 250,000 Series B on the date of the Agreement for $4.00 per share for net proceeds to the Company of $994,200. The purchaser has the further obligation, subject to the terms and provisions of the Agreement, to purchase an additional 175,000 Series B shares at $4.00 per share upon the closing of a private equity placement of $1,000,000 or more.

     Also, in connection with this purchase, the Company issued a warrant to the purchaser for the acquisition of 500,000 Series B shares for an aggregate purchase price of $2,000,000. The purchaser becomes obligated, subject to the terms and provisions of the agreement, to purchase: (i) 250,000 shares at $4.00 per share upon the filing of a registration statement by the Company in anticipation of an Initial Public Offering ("IPO") of the Company's common stock and (ii) 250,000 shares at $4.00 per share upon the declaration by the Securities and Exchange Commission that such registration statement is effective. The warrant expires April 25, 2001. All of the Series B shares are convertible into shares of the Company common stock on a share for share basis:
(i) automatically, upon the completion of the IPO of the company's common stock or (ii) at the discretion of the Series B shareholder in advance of an IPO. The Company ascribed an estimated fair value to the warrants issued in connection with this offering in the aggregate amount of approximately $123,900. This amount has been treated as a deemed dividend to the preferred shareholders.

     The Agreement provides for a maximum number of common shares issued and outstanding on a fully diluted basis as follows: (i) at the time of purchase of the initial 250,000 shares, a maximum of 2,500,000 fully diluted shares (ii) at the time of the purchase of the additional 175,000, a maximum of 3,425,000 fully diluted shares and (iii) at the time of the exercise of the warrant, a maximum of 4,625,000 fully diluted shares. The effect of such provisions would be that, in the event total fully diluted shares exceeded the specified amounts, it may be necessary to issue additional shares to the purchaser with no additional consideration.

                             ICX ELECTRONICS, INC.

9. SUBSEQUENT EVENTS (CONTINUED)

     In July 2000, the Company sold an additional 30,750 shares of Series B for aggregate net proceeds of $119,600.

     Also, in July 2000, the Company sold 5,000 shares of its Series C Convertible Preferred Stock ("Series C") at $5.00 per share for aggregate net proceeds of $25,000 to an individual. All of the Series C shares are convertible into shares of the Company's common stock on a share for share basis: (i) automatically upon the completion of an IPO of the Company's common stock or
(ii) at the discretion of the Series C shareholder in advance of an IPO.

     All shares of preferred stock have a liquidation preference equal to the original issue price for each series. In the event the assets available for liquidation are insufficient to pay the full original issue price for all preferred shares, the liquidation amount will be prorated based upon the original issue price of all preferred stock. All other rights of the different series of preferred stock are identical.

ISSUANCE OF WARRANTS

     In connection with notes payable outstanding as of March 31, 2000 (See Note
5), as well as borrowings subsequent to year-end, through August 3, 2000 the Company issued an additional 148,000 warrants to purchase the Company's Series A preferred stock subsequent to March 31, 2000 at an average exercise price of $1.00 per share.

NOTES PAYABLE AND CAPITALIZED LEASES OBLIGATIONS

     In July 2000, the Company borrowed $240,000 from three individuals. Such notes payable bear interest at 12% per annum and have maturity dates from October to November, 2000.

     From May through July 2000, the Company entered into several capital leases to acquire approximately $38,000 of office and computer equipment. The leases provide for aggregate monthly payments of approximately $1,100 over periods from 36 to 60 months with effective interest rates ranging from 13.0% to 21.1%.

FORMATION OF NEW SUBSIDIARY

     In July 2000, the Company and the Series B shareholder formed a majority-owned subsidiary, ICX Electronics Asia pte Ltd. ("ICX Asia"), that is located in Singapore and which commenced operations in August 2000. Following incorporation, the Company owned sixty percent (60%) of the outstanding stock of ICX Asia and the Company's strategic partner, a corporation headquartered in Singapore, owned forty percent (40%) of ICX Asia.

ADDITIONS TO ADVISORY BOARD

     In April 2000, the Company entered into agreements with two individuals for services to be rendered as members of the Company's advisory board. As compensation for the first year of service, these advisory board members each received options to purchase 15,000 shares of common stock with an exercise price of $1.50 per share. The agreements are renewable annually upon the mutual agreement of the parties. Compensation for subsequent years will be options to purchase 5,000 to 10,000 shares of the Company's common stock at an exercise price equal to the fair market value on the date of grant.

                             ICX ELECTRONICS, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,     MARCH 31,
                                                                  2000           2000
                                                              ------------    -----------
                                                              (UNAUDITED)
ASSETS
Cash and cash equivalents...................................  $       500     $    49,900
Accounts receivable, net....................................      967,800         215,600
Inventory...................................................        2,900           2,700
Other current assets........................................      246,300          15,900
                                                              -----------     -----------
     Total current assets...................................    1,217,500         284,100
Property and equipment -- net...............................      358,900          77,800
Website development and other related intangibles, net......      277,800         178,200
Deferred financing costs, net...............................       78,500              --
Related party receivable (Note 3)...........................       40,000              --
Other assets................................................       34,700              --
                                                              -----------     -----------
                                                              $ 2,007,400     $   540,100
                                                              ===========     ===========
LIABILITIES AND SHAREHOLDERS' DEFICIT
Line of credit (Note 4).....................................  $ 1,324,200     $   106,300
Current portion of notes payable and capitalized leases
  (Notes 6 and 7)...........................................      575,500         609,200
Due to affiliate (Note 5)...................................      250,000              --
Accounts payable............................................      314,300         262,800
Accrued payroll, benefits and related costs.................      142,200         281,800
Other accrued expenses......................................       88,600         140,500
                                                              -----------     -----------
     Total current liabilities..............................    2,694,800       1,400,600
Notes payable and capitalized leases, less current portion
  (Notes 6 and 7)...........................................       93,300          52,900
                                                              -----------     -----------
     Total liabilities......................................    2,788,100       1,453,500
                                                              -----------     -----------
Minority interest...........................................       28,100              --
                                                              -----------     -----------
Shareholders' deficit (Note 9):
  Preferred stock; 10,000,000 shares authorized
     Series A convertible preferred stock, $.01 par value;
      authorized 2,000,000 shares; issued and outstanding
      25,000 shares (aggregate liquidation preference of
      $25,000)..............................................          300             300
     Series B convertible preferred stock, $.01 par value;
      authorized 1,000,000 shares; issued and outstanding
      280,750 shares (aggregate liquidation preference of
      $1,123,000)...........................................        2,800              --
     Series C convertible preferred stock, $.01 par value;
      authorized 100,000 shares; issued and outstanding
      5,000 shares (aggregate liquidation preference of
      $25,000)..............................................           --              --
  Common stock..............................................        1,300           1,300
  Additional paid-in capital................................    3,109,100         278,400
  Unearned compensation.....................................     (270,200)             --
  Accumulated deficit.......................................   (3,644,600)     (1,193,400)
  Accumulated other comprehensive loss......................       (7,500)             --
                                                              -----------     -----------
     Total shareholders' deficit............................     (808,800)       (913,400)
                                                              -----------     -----------
                                                              $ 2,007,400     $   540,100
                                                              ===========     ===========

     See accompanying notes to condensed consolidated financial statements.

                             ICX ELECTRONICS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                 NINE MONTHS ENDED
                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 2000          1999
                                                              -----------    ---------
Sales.......................................................  $ 5,417,400    $ 505,100
Cost of sales...............................................    3,935,000      371,300
                                                              -----------    ---------
Gross profit................................................    1,482,400      133,800

Operating expenses:
  Selling, general and administrative (including $530,500 of
     non-cash compensation in 2000).........................    2,981,800      688,600
  Depreciation and amortization.............................       90,600       27,900
                                                              -----------    ---------
Loss from operations........................................   (1,590,000)    (582,700)

Other expense:
  Interest expense (Notes 4, 5, 6 and 7)....................      814,800      101,600
  Other.....................................................       13,300           --
                                                              -----------    ---------
Loss before income taxes....................................   (2,418,100)    (684,300)
Income taxes................................................        1,600           --
                                                              -----------    ---------
Loss before minority interest...............................   (2,419,700)    (684,300)
Minority interest...........................................      (92,400)          --
                                                              -----------    ---------
Net loss....................................................   (2,327,300)    (684,300)
Other comprehensive loss:
  Foreign currency translation adjustment...................       (7,500)          --
                                                              -----------    ---------
     Total comprehensive loss...............................  $(2,334,800)   $(684,300)
                                                              ===========    =========
     Basic and diluted loss per share.......................  $     (1.91)   $   (0.65)
                                                              ===========    =========

     See accompanying notes to condensed consolidated financial statements.

                             ICX ELECTRONICS, INC.

           CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT
                                  (UNAUDITED)

                             CONVERTIBLE                                                         RETAINED      ACCUMULATED
                           PREFERRED STOCK       COMMON STOCK      ADDITIONAL                    EARNINGS         OTHER
                           ----------------   ------------------    PAID-IN       UNEARNED     (ACCUMULATED   COMPREHENSIVE
  NOTES 6, 8, 9 AND 10     SHARES    AMOUNT    SHARES     AMOUNT    CAPITAL     COMPENSATION     DEFICIT)         LOSS
  --------------------     -------   ------   ---------   ------   ----------   ------------   ------------   -------------
Balance at March 31,
  2000...................   25,000   $ 300    1,280,000   $1,300   $  278,400    $      --     $(1,193,400)      $    --
Sale of common stock.....       --      --       35,000      --        52,500           --              --            --
Sales of Series B
  preferred stock........  280,750   2,800           --      --     1,111,000           --              --            --
Sale of Series C
  preferred stock........    5,000      --           --      --        25,000           --              --            --
Issuance of warrants as
  deemed dividend........       --      --           --      --       123,900           --        (123,900)           --
Equity instruments issued
  as compensation........       --      --           --      --       491,300           --              --            --
Warrants and options
  issued as interest.....       --      --           --      --       540,300           --              --            --
Employee stock options
  issued as
  compensation...........       --      --           --      --       309,400     (309,400)             --            --
Amortization of unearned
  compensation...........       --      --           --      --            --       39,200              --            --
Step-up in basis of
  investment in
  subsidiary.............       --      --           --      --       177,300           --              --            --
Other comprehensive
  income.................       --      --           --      --            --           --              --        (7,500)
Net loss.................       --      --           --      --            --           --      (2,327,300)           --
                           -------   ------   ---------   ------   ----------    ---------     -----------       -------
Balance at December 31,
  2000...................  310,750   $3,100   1,315,000   $1,300   $3,109,100    $(270,200)    $(3,644,600)      $(7,500)
                           =======   ======   =========   ======   ==========    =========     ===========       =======

                               TOTAL
                           SHAREHOLDERS'
                              EQUITY
  NOTES 6, 8, 9 AND 10       (DEFICIT)
  --------------------     -------------
Balance at March 31,
  2000...................   $  (913,400)
Sale of common stock.....        52,500
Sales of Series B
  preferred stock........     1,113,800
Sale of Series C
  preferred stock........        25,000
Issuance of warrants as
  deemed dividend........            --
Equity instruments issued
  as compensation........       491,300
Warrants and options
  issued as interest.....       540,300
Employee stock options
  issued as
  compensation...........            --
Amortization of unearned
  compensation...........        39,200
Step-up in basis of
  investment in
  subsidiary.............       177,300
Other comprehensive
  income.................        (7,500)
Net loss.................    (2,327,300)
                            -----------
Balance at December 31,
  2000...................   $  (808,800)
                            ===========

     See accompanying notes to condensed consolidated financial statements.

                             ICX ELECTRONICS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                 NINE MONTHS ENDED
                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 2000          1999
                                                              -----------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(2,327,300)   $(684,300)
  Adjustments to reconcile net loss to cash used in
     operating activities:
     Depreciation and amortization..........................       90,600       27,900
     Provision for doubtful accounts........................       17,900        9,600
     Compensation for equity instruments granted to
      non-employees.........................................      491,300           --
     Amortization of unearned compensation for employee
      options...............................................       39,200           --
     Warrants issued for interest...........................      540,300       45,300
     Minority interest......................................      (92,400)          --
     Changes in operating assets and liabilities:
       Accounts receivable..................................     (770,100)    (228,800)
       Inventory............................................         (200)      (3,600)
       Other assets.........................................     (343,600)     (25,200)
       Reserve for discontinued operations..................           --      (91,300)
       Accounts payable and accrued expenses................     (140,000)     582,000
                                                              -----------    ---------
Cash used in operating activities...........................   (2,494,300)    (368,400)
                                                              -----------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of furniture and equipment......................     (219,800)     (23,800)
  Amounts advanced to related party.........................      (40,000)          --
  Investment in website development costs...................     (139,600)     (51,400)
                                                              -----------    ---------
Cash used in investing activities...........................     (399,400)     (75,200)
                                                              -----------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from line of credit..........................    1,217,900      147,000
  Proceeds from issuance of notes payable...................      240,000      189,300
  Advances from affiliate...................................      250,000           --
  Repayment of notes payable................................     (335,000)          --
  Payments on capital leases................................      (10,200)          --
  Minority investment.......................................      297,800           --
  Net proceeds from sales of common stock...................       52,500      100,000
  Net proceeds from sales of convertible preferred stock....    1,138,800           --
                                                              -----------    ---------
Cash provided by financing activities.......................    2,851,800      436,300
                                                              -----------    ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH.....................       (7,500)          --
                                                              -----------    ---------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................      (49,400)      (7,300)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............       49,900        7,300
                                                              -----------    ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................  $       500    $      --
                                                              ===========    =========

     See accompanying notes to condensed consolidated financial statements.

                             ICX ELECTRONICS, INC.

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

     ICX Electronics, Inc. (formerly ICX Electronics.com) (the "Company") operates a web-enabled international exchange for electronic components.


     The Company is the successor to ADS CAD/CAM Mart, Inc. which was incorporated in California in January 1987. Effective March 1, 1999, the Company's current Chairman and CEO acquired 100% of the issued and outstanding shares of the Company. In April 1999, the Company began the execution of an e-commerce strategy specializing in becoming a global specialty supply chain solution partner to the electronics industry. The Company presently conducts its operations from its facilities in San Clemente and Lake Forest, California. In August 2000, the Company commenced operation of ICX Electronics Asia Pte Ltd., located in Singapore.


BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared by ICX Electronics, Inc. (the "Company"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations and therefore do not include all information and footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. The Company believes that the disclosures included herein are adequate to make the information presented not misleading.

     The unaudited condensed consolidated financial statements reflect all adjustments, consisting of only normal recurring adjustments, which are, in the opinion of management, necessary to state fairly the financial position as of December 31, 2000, and the results of operations and cash flows for the related interim nine month periods ended December 31, 2000 and 1999. The results of operations for the nine months ended December 31, 2000 are not necessarily indicative of results for any other interim period or for the year ending March 31, 2001. The accounting policies followed by the Company and other information are contained in the notes to the Company's audited annual financial statements included elsewhere herein. It is suggested that the accompanying condensed consolidated financial statements be read in conjunction with such financial statements.

     The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has suffered substantial recurring losses and negative cash flow from operations, and expects to incur additional losses and negative cash flow from future operations. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     The Company has taken certain actions in an effort to become profitable and improve cash flow from operations in the future. These actions include seeking new revenue opportunities and additional financing sources including a private placement of additional equity securities and an initial public offering of the Company's common stock. Management continues to implement plans to increase revenues, reduce existing cost structures, improve operating efficiencies and strengthen the Company's operating infrastructure. Management has been successful in the past, however, there can be no assurances that management will be successful in the implementation of its plans.

                             ICX ELECTRONICS, INC.

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

NEW SUBSIDIARY

     In July 2000, the Company formed a majority-owned subsidiary, ICX Electronics Asia Pte Ltd. ("ICX Asia"), that is located in Singapore and which commenced operations in August 2000. Following incorporation, the Company owned sixty percent (60%) of the outstanding stock of ICX Asia and the Company's strategic partner, a corporation headquartered in Singapore, owned forty percent (40%) of ICX Asia. The accompanying financial statements reflect a step-up in basis of $177,300 of the Company's investment in ICX Asia arising from the premium paid for the shares acquired by the Company's strategic partner. The Company's strategic partner is also a holder of shares of the Company's Series B Convertible Preferred Stock.

PRINCIPLES OF CONSOLIDATION

     The accompanying condensed consolidated financial statements include the accounts of ICX Electronics, Inc. and its majority owned subsidiary, ICX Asia, a Singapore corporation. All significant intercompany transactions and balances have been eliminated in consolidation.

FOREIGN CURRENCY TRANSLATION

     The accounts of the foreign subsidiary have been translated using the local currency as the functional currency. Accordingly, foreign currency denominated assets and liabilities have been translated to U.S. dollars at the current rate of exchange on the balance sheet date. The effects of translation are recorded as a separate component of shareholders' equity in accumulated other comprehensive income (loss). Exchange gains or losses arising from transactions denominated in foreign currencies are translated at average exchange rates and included in operations as incurred. Such amounts are not material to the accompanying condensed consolidated financial statements.

(2) LOSS PER SHARE

     The following table illustrates the computation of basic and diluted loss per share:

                                                                 NINE MONTHS ENDED
                                                                   DECEMBER 31,
                                                             -------------------------
                                                                2000           1999
                                                             -----------    ----------
NUMERATOR:
Net loss...................................................  $(2,327,300)   $ (684,300)
Less: Deemed preferred stock dividend......................     (123,900)           --
                                                             -----------    ----------
Net loss attributable to common shareholders...............  $(2,451,200)   $ (684,300)
                                                             ===========    ==========
DENOMINATOR:
Weighted average number of common shares outstanding during
  the period...............................................    1,285,700     1,046,300
                                                             ===========    ==========
Basic and diluted loss per common share....................  $     (1.91)   $    (0.65)
                                                             ===========    ==========

     Basic earnings (loss) per share are computed by dividing earnings available to common shareholders by the weighted average number of common shares outstanding during the periods. The computation of diluted loss per share excludes the effect of incremental common shares attributable to the exercise of

                             ICX ELECTRONICS, INC.

(2) LOSS PER SHARE (CONTINUED)

outstanding common stock options, warrants and convertible preferred stock because their effect was antidilutive due to losses incurred by the Company.

(3) RECEIVABLE FROM RELATED PARTY

     During the nine months ended December 31, 2000, the Company advanced $40,000 to an executive officer of the Company. Such advances are non-interest bearing and are payable on demand.

(4) CREDIT FACILITY

     On September 29, 2000, the Company entered into an agreement with a commercial lender that provides the Company with a working capital line of credit for borrowings up to $2,500,000, which is collateralized by substantially all assets of the Company. Borrowings under the line of credit are based on 85% of eligible accounts receivable plus the lesser of 75% of the aggregate value of eligible purchase orders or (2) $500,000 or (3) an amount not to exceed 100% of the cost of inventory. Interest on outstanding borrowings is payable monthly at the prime rate plus 3 percent (12.5% at December 31, 2000), with all unpaid principal and accrued interest due October 15, 2001. The line of credit agreement provides for certain negative and financial covenants. At December 31, 2000, the Company was in compliance with or had obtained waivers for such covenants. Borrowings under the line of credit were $485,500 at December 31, 2000. As of December 31, 2000, the Company had no amount available under the terms of the line of credit agreement.


     On September 22, 2000, ICX Asia entered into a revolving line of credit agreement with a commercial lender which provides for borrowings up to SGD1,000,000. Such amount was increased to SGD1,500,000 on February 2, 2001. The revolving line of credit is guaranteed jointly and severally by the parent company and ICX Asia's minority shareholder and contains certain restrictions which may limit the payment of dividends or distributions to the Company without the lender's consent. As of December 31, 2000, ICX Asia had total assets of $670,200 and shareholders' equity of $62,700. Interest on outstanding borrowings is payable at the bank's cost of funds plus 2% (7.5% at December 31, 2000) with all unpaid principal and interest due on demand. The line of credit agreement provides for certain negative covenants. At December 31, 2000, the Company was in compliance with such covenants. Borrowings under the line of credit were SGD1,013,000 or US$584,700 at December 31, 2000. No amounts were available under the line of credit at December 31, 2000.


     The Company also has an agreement with a lender to provide purchase order financing on an as-needed basis. Interest charged on advances is payable at 2% for each 15 days the balance is outstanding. At December 31, 2000, the Company had $254,000 outstanding under this agreement.

(5) DUE TO AFFILIATE


     On September 14, 2000, the Company borrowed $250,000 from an entity which is a holder of shares of Series B Preferred Stock and the minority shareholder of ICX Asia. Interest is payable semi-annually at 10.75% with principal and interest due on September 13, 2001 or such principal can be converted into 62,500 shares of ICX preferred stock at the option of the Company on or before September 2001. For the conversion to preferred stock, the earlier of the following events must occur: (a) successful placement of additional 200,000 shares of ICX preferred stock at a minimum of $5 per share or (b) a successful registration statement with the Securities and Exchange Commission, in accordance with the terms and conditions of the Stock Purchase Agreement between ICX and the affiliate dated April 25, 2000. (See Note 9).

                             ICX ELECTRONICS, INC.

(6) NOTES PAYABLE

     At December 31, 2000, the Company has notes payable totaling $544,000 with interest rates ranging from 10% to 12% per annum. The notes are due from January 2001 to September 2001. During the nine months ended December 31, 2000, the Company granted lenders, in connection with the issuance of new loans and the extension of existing loans, warrants to purchase 170,000 shares of Series A preferred stock at an exercise price of $1. The Company has ascribed an estimated fair value to the warrants issued in the aggregate amount of approximately $540,300.

(7) CAPITAL LEASES

     In December 2000, the Company entered into two capital leases to acquire approximately $76,000 of telecommunications and computer equipment. The leases provide for aggregate monthly payments of approximately $2,200 over periods from 36 to 60 months with effective interest rates ranging from 10.8% to 30.5%.

(8) SALE OF COMMON STOCK

     On November 17, 2000, the Company sold 35,000 shares of common stock at $1.50 per share to a Director for aggregate net proceeds of $52,500. The Company recorded compensation expense of $262,500 as the proceeds from the sale were less than the estimated fair value of $9.00 per common share on date of issue.

     In connection with investment advisory services, the Company issued 18,116 warrants to purchase common stock with exercise prices of $1.50 to $5.00. The Company recorded compensation expense of approximately $17,600 based on the fair value of the warrants.

(9) SALE OF PREFERRED STOCK

     On April 25, 2000, the Company entered into a Share Purchase Agreement (the "Agreement") to sell up to 425,000 shares of the Company's Series B Convertible Preferred Stock ("Series B") to the minority shareholder of ICX Asia. Under the terms of the Agreement, the purchaser acquired 250,000 Series B shares on the date of the Agreement for $4.00 per share for net proceeds to the Company of $994,200. The purchaser has the further obligation, subject to the terms and provisions of the Agreement, to purchase an additional 175,000 Series B shares at $4.00 per share upon the closing of a private equity placement of $1,000,000 or more.

     Also, in connection with this purchase, the Company also issued a warrant to the purchaser for the acquisition of 500,000 Series B shares for an aggregate purchase price of $2,000,000. The purchaser becomes obligated, subject to the terms and provisions of the Agreement, to purchase: (i) 250,000 shares at $4.00 per share upon the filing of a registration statement by the Company in anticipation of an Initial Public Offering ("IPO") of the Company's common stock and (ii) 250,000 shares at $4.00 per share upon the declaration by the Securities and Exchange Commission that such registration statement is effective. In September 2000, the shareholder advanced $250,000 of this obligation. (See Note 5). The warrant expires April 25, 2001. All of the Series B shares are convertible into shares of the Company's common stock on a share for share basis: (i) automatically, upon the completion of the IPO of the Company's common stock or (ii) at the discretion of the Series B shareholder in advance of an IPO. The Company has ascribed an estimated fair value to the warrants issued in connection with this offering in an aggregate amount of approximately $123,900. This amount has been treated as a deemed dividend to the preferred shareholders.

                             ICX ELECTRONICS, INC.

(9) SALE OF PREFERRED STOCK (CONTINUED)

     The Agreement provides for a maximum number of common shares issued and outstanding on a fully diluted basis as follows: (i) at the time of purchase of the initial 250,000 shares, a maximum of 2,500,000 fully diluted shares, (ii) at the time of the purchase of the additional 175,000 shares, a maximum of 3,425,000 fully diluted shares and (iii) at the time of the exercise of the warrant, a maximum of 4,625,000 fully diluted shares. The effect of such provisions would be that, in the event total fully diluted shares exceeded the specified amounts, it may be necessary to issue additional shares to the purchaser for no additional consideration.

     In July 2000, the Company sold an additional 30,750 shares of Series B Preferred Stock at $4 per share for aggregate net proceeds of $119,600.

     Also, in July 2000, the Company sold 5,000 shares of its Series C Convertible Preferred Stock ("Series C") at $5.00 per share for aggregate net proceeds of $25,000 to an individual. All of the Series C shares are convertible into shares of the Company's common stock on a share for share basis: (i) automatically upon the completion of an IPO of the Company's common stock or
(ii) at the discretion of the Series C shareholder in advance of an IPO.

     Series A, B and C preferred stock have a liquidation preference equal to the original issue price for each series. In the event the assets available for liquidation are insufficient to pay the full original issue price for all preferred shares, the liquidation amount will be prorated based upon the original issue price of all preferred stock. All other rights of the different series of preferred stock are identical.

(10) OPTIONS

     During the nine months ended December 31, 2000, the Company granted 186,000 options to employees with an exercise price of $1.50. The Company accounts for stock-based compensation for employees under the "intrinsic value" method. Under this method, no compensation expense is recorded for these plans and arrangements for current employees whose grants provide for exercise prices at or above the market price on the date of grant. Compensation expense for employees is recorded based on intrinsic value (excess of market price over exercise price on measurement date) which is accounted for as unearned compensation and is reflected as a separate component of shareholders' equity until earned. Unearned employee compensation totaling $309,400 was recorded during the nine-month period ended December 31, 2000, which is being amortized to expense over the vesting period. The expense recognized amounted to $39,200 during the nine months ended December 31, 2000.


     During the nine months ended December 31, 2000, the Company granted 67,875 options to advisory board members and lenders with exercise prices of $1.00 to $5.00. The Company accounts for stock-based compensation for non-employees using the fair value of the option award on the measurement date. Compensation for non-employee stock options are recorded in the period earned. The fair value of non-employee stock options granted during the nine months ended December 31, 2000 totaled $211,100, all of which was earned and recorded. All options issued from March 28, 2000 to December 31, 2000 were considered in determining the calculated compensation expense.


(11) NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS No. 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collective referred to as derivatives), and for hedging activities. SFAS No 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning

                             ICX ELECTRONICS, INC.

(11) NEW ACCOUNTING PRONOUNCEMENTS (CONTINUED)

after June 15, 2000. The Company currently does not engage in, nor does it expect to engage in, derivative or hedging activities and, accordingly, the Company anticipates there will be no impact to its consolidated financial statements.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements ("SAB 101"). SAB 101 summarizes certain areas of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company believes that its current revenue recognition policies comply with SAB 101.

     In March 2000, the FASB issued Interpretation No. 44 ("FIN 44") "Accounting for Certain Transactions Involving Stock Compensation," which addresses certain accounting issues which arose under the previously established accounting principles relating to stock-based compensation. The adoption of this interpretation did not have a material effect on the Company's financial position or results of operations.

     In July 2000, the EITF reached a consensus on EITF Issue 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent." This consensus provides guidance concerning under what circumstances a company should report revenue based on (a) the gross amount billed to a customer because it has earned revenue from the sale of the goods or services or (b) the net amount retained (that is, the amount billed to the customer less the amount paid to a supplier) because it has earned a commission or fee. Application of the provisions of this consensus did not change the Company's existing accounting policies.

     The Company adopted SFAS No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information," during Fiscal 2001. SFAS 131 establishes standards for the way that public companies report information about operating segments and related disclosures about products and services, geographic areas and major customers in annual consolidated financial statements.

(12) REPORTABLE SEGMENTS

     Commencing August 2000, the Company had two reportable segments: US and Asia. The U.S. segment is the business operations of the Company and the Asia segment is ICX Asia, the Company's majority-owned subsidiary in Singapore.

     The Company evaluates performance based upon profit or loss from operations before interest, depreciation, amortization and income taxes exclusive of nonrecurring gains and losses. There are no intersegment sales.

     The Company's reportable segments are comprised of operating entities offering the same or similar products to similar customers. Each segment is managed separately because each business has different customers and different locations.

                             ICX ELECTRONICS, INC.

(12) REPORTABLE SEGMENTS (CONTINUED)
     Selected financial data for each of the Company's operating segments are shown below.


                                                        NINE MONTHS ENDED
                                                           DECEMBER 31,
                                                     ------------------------
                                                        2000          1999
                                                     -----------    ---------
SALES TO EXTERNAL CUSTOMERS:
  US...............................................  $ 4,670,000    $ 505,100
  Asia.............................................      747,400           --
                                                     -----------    ---------
                                                     $ 5,417,400    $ 505,100
                                                     ===========    =========
INTERSEGMENT SALES:
  US...............................................  $        --    $      --
  Asia.............................................           --           --
                                                     -----------    ---------
                                                     $        --    $      --
                                                     ===========    =========
SEGMENT LOSSES:
  US...............................................  $(2,188,600)   $(684,300)
  Asia (net of minority interest)..................     (138,700)          --
                                                     -----------    ---------
                                                     $(2,327,300)   $(684,300)
                                                     ===========    =========
SEGMENT ASSETS:
  US...............................................  $ 1,337,200    $ 485,000
  Asia.............................................      670,200           --
                                                     -----------    ---------
                                                     $ 2,007,400    $ 485,000
                                                     ===========    =========


     There were no differences in the basis of segmentation or in the basis of measurement of segment profit or loss from the amounts disclosed in the Company's consolidated financial statements included elsewhere herein.

(13) SUBSEQUENT EVENTS

     In January 2001, the Company formed a wholly owned subsidiary, ICX Europe Ltd. for the purpose of commencing business operations in Europe in the second calendar quarter of 2001.

     In January 2001, the Company borrowed $25,000 from a board member. The note payable bears interest at the rate of 12% per annum and matures in March 2001.

     Also in January 2001, the Company borrowed $85,000 from three individuals of which one is an officer of the Company and another is an employee. The notes payable are due on demand and bear interest at a rate of 12% per annum.

     In January and February 2001, the Company further extended two of the notes payable extended in November 2000 to one lender for an additional three months (see Note 6). In connection with the additional extension, the Company granted the lender warrants to purchase Series A preferred stock at an exercise price of $1. The number of warrants to be issued is to be determined based on the period of time the notes payable remain unpaid. The lender is to receive warrants to purchase 2,000 Series A Preferred shares for each three-month period each note payable is outstanding, with the number of shares prorated for any partial three-month period.

                             ICX ELECTRONICS, INC.

(13) SUBSEQUENT EVENTS (CONTINUED)

     In February 2001, the Company signed a letter of intent with an investment-banking firm for the purpose of initiating an initial public offering of the Company's common stock.

     In February 2001, ICX Asia's revolving line of credit was increased to SGD1,500,000. (See Note 4).


     In February 2001, the Company borrowed $50,000 from a shareholder. The note payable bears interest at 12% and is due upon demand.



     From January 1, 2001 through March 19, 2001, the Company sold an additional 60,000 shares of Series C Convertible Preferred Stock at $5.00 per share for aggregate net proceeds of $300,000, including 20,000 shares purchased by director nominees for aggregate net proceeds of $100,000. In connection with the sale of Series C shares, the company issued 5-year warrants to purchase 25,000 shares of the Company's common stock with an exercise price of $8 per share. The Company has ascribed an estimated fair value to the warrants issued in connection with this offering in the aggregate amount of approximately $79,800. Of the Series C convertible preferred stock, 20,000 shares include "piggyback registration" rights which require the Company to notify the shareholders prior to the effective date of any Registration Statement filed with the SEC and provide for the registration of the preferred shares in any such Registration Statement at the request of the shareholder. The piggyback registration rights terminate two years after the Company's Initial Public Offering.


     In March 2001, one of the Company's shareholders exercised a warrant for the purchase of 160,000 shares of the Company's Series A convertible preferred stock at $1.00 per share. As consideration for the exercise of the warrant, the shareholder cancelled a note issued by the Company for $100,000, interest thereon of $12,000 and tendered $48,000 in cash.

     In March 2001, the Company converted $75,000 of notes payable, including the $25,000 note payable due to a board member borrowed in January 2001, and $90,000 of other debt into an aggregate of 33,000 shares of Series C convertible preferred stock.

     In March 2001, one of the Company's noteholders exercised warrants to purchase 150,000 shares of the Company's Series A convertible preferred stock at $1.00 per share. As consideration for the exercise of the warrants, the noteholder cancelled notes totalling $140,000 and accrued interest thereon of $10,000.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     (a) As permitted by Delaware law, our certificate of incorporation eliminates the liability of directors to us or our stockholders for monetary damages for breach of fiduciary duty as directors, except to the extent otherwise required by Delaware law.

     (b) Our certificate of incorporation provides that we will indemnify each person who was or is made a party to any proceeding by reason of the fact that such person is or was a director or officer of the company against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by Delaware law. Our bylaws provide for a similar indemnity to our directors and officers to the fullest extent authorized by Delaware law.

     (c) We expect to maintain liability insurance for our officers and directors.

     (d) Our certificate of incorporation also gives us the ability to enter into indemnification agreements with each of our directors and officers. We intend to enter into indemnification agreements with certain of our directors and officers, which provide for the indemnification of our directors or officers against any and all expenses, judgments, fines, penalties and amounts paid in settlement, to the fullest extent permitted by law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted against us by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses payable by us in connection with the registration of the Shares is as follows:

SEC Registration............................................  $3,176
                                                              ------
NASD Fees...................................................       *
AMEX Listing Fees...........................................       *
Accounting Fees and Expenses................................       *
Transfer Agent Fees.........................................       *
Premium for Directors and Officers' Insurance...............       *
Legal Fees and Expenses, including Blue Sky Fees and
  Expenses..................................................       *
Printing Costs..............................................       *
Miscellaneous Expenses......................................       *
                                                              ------
  Total.....................................................  $    *
                                                              ======

-------------------------

* To be filed by amendment.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     (a) COMMON AND PREFERRED STOCK

     In November 1999, we sold in a private placement 280,000 shares of common stock at a price of $0.36 per share to one investor. In March 2000, we sold 25,000 shares of our Series A convertible preferred stock at a price of $1.00 per share to an individual investor. In April 2000, we entered into an agreement to sell up to 425,000 shares of our Series B convertible preferred stock and issued a warrant to purchase up to 500,000 shares of Series B convertible preferred stock to a private investor. Pursuant to the terms of the agreement, the investor purchased 250,000 shares of our Series B convertible preferred stock in April 2000 for a purchase price of $4.00 per share and is obligated to purchase 250,000 shares of our Series B convertible preferred stock pursuant to an exercise of the warrant at an exercise price of $4.00 per share upon the filing of this registration statement. In July 2000, we sold in a private placement 30,750 shares of our Series B convertible preferred stock at a purchase price of $4.00 per share. From July 2000 to March 2001, we sold in private placements 65,000 shares of Series C convertible preferred stock at a purchase price of $5.00 per share. Each of the these sales were pursuant to the exemption provided by Section 4(2) of the Securities Act, relating to sales not involving a public offering. No underwriter was used in connection with these sales.

     (b) STOCK INCENTIVES

     From July 1999 to February 2001, we granted options to purchase 471,475 shares of common stock, with exercise prices ranging from $0.10 to $5.00, and 35,000 shares of restricted common stock at a purchase price of $1.50 per share, under our 1999 Stock Incentive Plan pursuant to Rule 701 promulgated under the Securities Act.

     (c) WARRANTS


     In addition to the warrant to purchase 500,000 shares of Series B convertible preferred stock issued in April 2000, we have issued to private investors warrants to purchase 588,000 shares of Series A convertible preferred stock and 46,316 shares of common stock to private investors.


ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS


    EXHIBIT
    NUMBER                           DESCRIPTION
    -------                          -----------
       1.1   Form of Underwriting Agreement with WestPark Capital, Inc.*
       3.1   Certificate of Incorporation of ICX Electronics, Inc.(#)
       3.2   Bylaws of ICX Electronics, Inc.(#)
       4.1   Form of Common Stock Certificate*
       5.1   Opinion of Stradling Yocca Carlson & Rauth*
      10.1   1999 Stock Incentive Plan.(#)
      10.2   Form of Stock Option Agreement under 1999 Stock Incentive
             Plan(#)
      10.3   Employee Stock Purchase Plan*
      10.4   Form of Lease Agreement dated July 1, 1999 between ICX
             Electronics.com and G.M.E.(#)
      10.5   Lease Agreement dated May 7, 1999 between ICX
             Electronics.com and Pacesetter.*
      10.6   Lease Agreement dated October 11, 2000 between ICX
             Electronics.com and WOHL/MIRA COSTA, LLC.*
      10.6.1 First Amendment to lease dated November 21, 2000 between ICX
             Electronics.com and WOHL/MIRA COSTA, LLC.(#)

    EXHIBIT
    NUMBER                           DESCRIPTION
    -------                          -----------
      10.7   Form of Letter of Offer dated June 15, 2000 between ICX
             Electronics Asia Pte. Ltd. and Sumico Electrical Engineering
             Pte. Ltd.(#)
      10.8   Loan and Security Agreement dated September 29, 2000 between
             ICX Electronics.com, Inc. and Business Alliance Capital
             Corp.(#)
      10.9   Consulting Agreement dated March 24, 2000 between ICX
             Electronics.com, Inc. and BusinessWare Inc.(#)
      10.10  Share Purchase Agreement dated November 12, 1999 between ICX
             Electronics, Inc. and Violo Ventures Limited.(#)
      10.11  Restricted Stock Purchase Agreement dated November 17, 2000 between ICX Electronics, Inc. and George Bragg.(#)
      10.12  Stock Purchase Agreement dated April 25, 2000 between ICX
             Electronics.com and Magnecomp International Ltd.(#)
      10.12.1 Amendment to Share Purchase Agreement dated June 24, 2000 between ICX Electronics.com and Magnecomp(#)
      10.13  Warrant Certificate for Preferred Stock of ICX
             Electronics.com issued to Magnecomp International
             Limited.(#)
      10.14  Series C Preferred Stock Purchase Agreement dated January
             18, 2001 between ICX Electronics.com and Jay Wilt.(#)
      10.15  Form of Warrant to Purchase Common Stock of ICX
             Electronics.com(#)
      21.1   List of Subsidiaries of ICX Electronics, Inc.*
      23.1   Consent of BDO Seidman LLP Independent Certified Public
             Accountants.++
      23.4   Consent of Stradling Yocca Carlson & Rauth (included as part of Exhibit 5.1)*
      24.1   Power of Attorney (included as part of the original
             signature page)
      99.1   Consent of Wesley H. Burkhart++
      99.2   Consent of Jay Wilt++
      99.3   Consent of Donald C. Watters++


-------------------------
(#) Filed herewith.

 *  To be filed by amendment.


++   Filed previously.


ITEM 28. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above in Item 24, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirement of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Clemente, State of California, on the 30th day of March, 2001.


                                          ICX Electronics, Inc.

                                          By:      /s/ GARY E. LOTZER
                                            ------------------------------------
                                                       Gary E. Lotzer
                                               Chairman, President and Chief
                                                      Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                   CAPACITY                   DATE
                      ---------                                   --------                   ----

                 /s/ GARY E. LOTZER                      President, Chief Executive     March 30, 2001
-----------------------------------------------------  Officer and Director (Principal
                   Gary E. Lotzer                            Executive Officer)

                 /s/ JAMES P. BUTLER                       Chief Financial Officer      March 30, 2001
-----------------------------------------------------     (Principal Accounting and
                   James P. Butler                           Financial Officer)

                  /s/ GEORGE BRAGG                                Director              March 30, 2001
-----------------------------------------------------
                    George Bragg

                                 EXHIBIT INDEX


    EXHIBIT
    NUMBER                           DESCRIPTION
    -------                          -----------
       1.1   Form of Underwriting Agreement with WestPark Capital, Inc.*
       3.1   Certificate of Incorporation of ICX Electronics, Inc.(#)
       3.2   Bylaws of ICX Electronics, Inc.(#)
       4.1   Form of Common Stock Certificate*
       5.1   Opinion of Stradling Yocca Carlson & Rauth*
      10.1   1999 Stock Incentive Plan.(#)
      10.2   Form of Stock Option Agreement under 1999 Stock Incentive
             Plan(#)
      10.3   Employee Stock Purchase Plan*
      10.4   Form of Lease Agreement dated July 1, 1999 between ICX
             Electronics.com and G.M.E.(#)
      10.5   Lease Agreement dated May 7, 1999 between ICX
             Electronics.com and Pacesetter.*
      10.6   Lease Agreement dated October 11, 2000 between ICX
             Electronics.com and WOHL/MIRA COSTA, LLC.*
      10.6.1 First Amendment to lease dated November 21, 2000 between ICX
             Electronics.com and WOHL/MIRA COSTA, LLC.(#)
      10.7   Form of Letter of Offer dated June 15, 2000 between ICX
             Electronics Asia Pte. Ltd. and Sumico Electrical Engineering
             Pte. Ltd.(#)
      10.8   Loan and Security Agreement dated September 29, 2000 between
             ICX Electronics.com, Inc. and Business Alliance Capital
             Corp(#)
      10.9   Consulting Agreement dated March 24, 2000 between ICX
             Electronics.com, Inc. and BusinessWare Inc.(#)
      10.10  Share Purchase Agreement dated November 12, 1999 between ICX
             Electronics, Inc. and Violo Ventures Limited.(#)
      10.11  Restricted Stock Purchase Agreement dated November 17, 2000 between ICX Electronics, Inc. and George Bragg.(#)
      10.12  Stock Purchase Agreement dated April 25, 2000 between ICX
             Electronics.com and Magnecomp International Ltd.(#)
      10.12.1 Amendment to Share Purchase Agreement dated June 24, 2000 between ICX Electronics.com and Magnecomp(#)
      10.13  Warrant Certificate for Preferred Stock of ICX
             Electronics.com issued to Magnecomp International
             Limited.(#)
      10.14  Series C Preferred Stock Purchase Agreement dated January
             18, 2001 between ICX Electronics.com and Jay Wilt.(#)
      10.15  Form of Warrant to Purchase Common Stock of ICX
             Electronics.com(#)
      21.1   List of Subsidiaries of ICX Electronics, Inc.*
      23.1   Consent of BDO Seidman LLP Independent Certified Public
             Accountants.++
      23.4   Consent of Stradling Yocca Carlson & Rauth (included as part of Exhibit 5.1)*
      24.1   Power of Attorney (included as part of the original
             signature page)
      99.1   Consent of Wesley H. Burkhart++
      99.2   Consent of Jay Wilt++
      99.3   Consent of Donald C. Watters++


-------------------------

(#) Filed herewith.



 * To be filed by amendment.



 ++  Filed previously.